Filed Pursuant to Rule 424(b)(3), Registration Statement No. 333-115217

                              Dated July 29, 2004


PROSPECTUS

                            PATIENT INFOSYSTEMS, INC.

                         877,125 Shares of Common Stock

     The stockholders named on page 53 are selling up to 877,125 shares of our common stock. 62,500 of the shares we are registering are issuable upon the exercise of outstanding common stock purchase warrants. The selling stockholders may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will receive funds from the exercise of their warrants.

     Our common stock is currently listed on the OTC Bulletin Board under the symbol "PATY." On June 30, 2004, the last reported sale price of our common stock on the Nasdaq OTC Bulletin Board was $3.30 per share.

     Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 6 to read about certain risks that you should consider before purchasing shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                   The date of this Prospectus is July 29, 2004

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     No dealer,  salesperson  or other  person has been  authorized  to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholders or any underwriter. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

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                                TABLE OF CONTENTS

                                                                     Page

SUMMARY  ..............................................................3
RISK FACTORS...........................................................6
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........14
USE OF PROCEEDS.......................................................15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..............15
MANAGEMENT 'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...........17
BUSINESS .............................................................32
MANAGEMENT............................................................44
EXECUTIVE COMPENSATION................................................47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........51
SELLING STOCKHOLDERS..................................................53
PLAN OF DISTRIBUTION..................................................55
DESCRIPTION OF CAPITAL STOCK..........................................57
LEGAL MATTERS.........................................................61
EXPERTS...............................................................61
WHERE YOU CAN FIND ADDITIONAL INFORMATION.............................62
INDEX TO FINANCIAL STATEMENTS.........................................63

                                     SUMMARY

     You should read this summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. Unless otherwise indicated, all share and per share information contained herein gives effect to a 1 for 12 reverse stock split effected at the close of business on January 9, 2004.

                                   Our Company

     We are a health management solutions company which primarily engages in integrating clinical expertise with advanced Internet, call center and data management capabilities. We have evolved to offer a comprehensive portfolio of products and services designed to improve patient clinical outcomes and quality of life, reduce healthcare costs and facilitate patient-provider-payor communication. These products are now marketed under the label Care Team Connect for Health. On December 31, 2003, we acquired the assets and assumed the liabilities of American Caresource Corporation.

     Our principal executive offices are located at 46 Prince Street, Rochester, New York 14607 and our telephone number is (585) 242-7200. We are incorporated under the laws of Delaware. Our Internet address is www.ptisys.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.



                               Recent Developments

     On June 17, 2004, Patient Infosystems Inc. sold 3,365,000 shares of common stock to institutional and other accredited investors for an aggregate purchase price of $5,653,200 in gross proceeds. C.E. Unterberg, Towbin acted as placement agent in the transaction. C.E. Unterberg, Towbin was paid $360,158 in fees and expenses and received a warrant to purchase 93,450 shares of the Company's common stock. In addition, Lipman Capital Group received 50,000 shares of the Company's common stock in connection with consulting services relating to the transaction. Derace Shaffer, our Chairmanommon stock in the private placement.

     As a result of the transaction, we were obligated pursuant to the anti-dilution provisions in our agreements with the Selling Stockholders, to issue an additional 155,161 shares of common stock to such Selling Stockholders such that the effective price per share for the shares originally purchased by the Selling Stockholders would be $1.68, being the price per share for the stock sold on June 17, 2004.

                                  The Offering

Shares of common
 stock offered      877,125

Use of Proceeds     We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we may receive an aggregate of $162,500 upon the exercise of all the warrants held by selling stockholders, if such warrants are exercised for cash. We will use such funds, if any, for working capital and general corporate purposes.

OTC Bulletin
 Board Symbol       PATY

                          Summary Financial Information

     The summary financial data is derived from the historical financial statements of Patient Infosystems, Inc. This summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

Statement of operations data:

                                           Three months ended
                                                 March 31                        Year Ended December 31,
                                            2004         2003        2003         2002        2001        2000       1999
                                            ----         ----        ----         ----        ----        ----       ----
Statement of Operations Data:
Revenues                                  $4,020,937  $   947,679   $5,687,293  $2,355,677  $1,586,443  $2,139,262  $3,545,207
                                          ----------- -----------  ----------- ----------- ----------- ----------- ----------
Costs and expenses:
  Cost of sales                             3,170,705     761,602    4,162,759   1,914,464   2,420,151   3,906,010   5,219,562
  Sales and marketing                         371,122     242,603      893,833     746,353     813,975   1,425,990   2,809,554
  General and administrative                1,016,861     275,469    1,125,926   1,282,683   2,028,804   2,329,585   1,916,003
  Research and development                     32,607      31,758      131,782     105,614     190,731     305,543     967,365
                                             --------    --------     --------    --------    --------    --------    --------
    Total costs and expenses                4,591,295   1,311,432    6,314,300   4,049,114   5,453,661   7,967,128  10,912,484
                                           ----------  ----------   ----------  ----------  ----------  ---------- -----------
Operating loss                              (570,358)   (363,753)    (627,007) (1,693,437) (3,867,218) (5,827,866) (7,367,277)

Other income                                (201,341)   (141,453)  (2,750,954)   (530,924)   (598,087)   (211,340)   (250,897)
                                          -----------   ---------  -----------   ---------   ---------   ---------   ---------
NET LOSS                                  $ (771,699) $ (505,206) $(3,377,960)$(2,224,361)$(4,465,305)$(6,039,206)$(7,618,174)

  Convertible preferred stock dividends     (287,217)    (22,500)  (7,671,557)    (90,000)    (90,000)   (617,500)        -
                                          -----------    --------  -----------    --------    --------   ---------        ----
NET LOSS ATTRIBUTABLE TO
 COMMON SHAREHOLDERS                    $ (1,058,916) $ (527,706)$(11,049,517)$(2,314,361)$(4,555,305)$(6,656,706)$(7,618,174)
                                        ======================================================================================
Net loss per share - basic and diluted     $   (0.20)  $   (0.58)   $   (3.25)  $   (2.36)  $   (5.17)  $   (9.14)  $  (11.38)
                                           ==========  ==========   ==========  ==========  ==========  ==========  ==========
Weighted average
  common shares outstanding                5,348,800     913,002    3,399,616     979,668     880,875     727,969     669,377
                                           ==========    ========   ==========    ========    ========    ========    =======

                                         As of March 31                            As of December 31,
                                            2003                     2003         2002        2001        2000       1999
                                            ----                     ----         ----        ----        ----       ----
Balance Sheet Data:
Cash and cash equivalents                  $  703,527               $  397,851   $   5,011   $  29,449   $  28,231  $  489,521
Working capital                           (1,785,484)              (2,808,649) (6,135,451) (4,686,322) (1,375,391)     414,132
Total assets                                9,479,550                9,111,158   1,217,266   1,222,133   2,292,244   3,844,395
Long term obligations                       3,034,098                3,040,295   3,000,000   2,500,000   2,500,000     500,000
Total liabilities                           6,558,514                7,174,782   9,887,505   7,578,011   4,481,225   1,427,732
Total stockholders' (deficit) equity        2,921,036                1,936,376 (8,670,239) (6,355,878) (2,188,981)   2,416,663

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in our common stock. This prospectus contains certain forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in our common stock involves a high degree of risk and is suitable only for investors who can afford to lose their entire investment.

Working Capital Shortfalls; Urgent Need for Working Capital; Possible Cessation of Operations

     Patient Infosystems has never earned a profit and has depended upon the over $30 million that the Company has raised to date through its initial public offering, private placements of its equity securities and debt, to fund its working capital requirements. Patient Infosystems incurred an operating loss of approximately $0.6 million with a net loss of approximately $3.4 million for the year ended December 31, 2003 and had an approximate $2.8 million deficit in working capital and shareholders' equity of approximately $2 million at December 31, 2003. As of December 31, 2003, Patient Infosystems had total liabilities of $7,174,782 and a working capital deficit of $2,808,649. Since May 2003, Patient Infosystems' operation has been supported substantially by its operational cash flow. On December 31, 2003, Patient Infosystems acquired the assets of and assumed the liabilities for American Caresource Corporation and placed the operational assets and liabilities into a wholly-owned subsidiary, American Caresource Holdings, Inc. ("ACS"). It is anticipated that ACS will require significant additional working capital until it can fund its operational needs from operational cash flow, if at all. Existing working capital will last no more than a few months, and the Company anticipates that it will be required to raise at least an additional $2 million in 2004 to sustain the operation of ACS. As with any forward-looking projection, no assurances can be given concerning the outcome of Patient Infosystems' actual financial status given the substantial uncertainties that exist. There can be no assurances that Patient Infosystems can raise either the required working capital through the sale of its securities or that Patient Infosystems can borrow the additional amounts needed. If it is unable to identify additional sources of capital, Patient Infosystems will likely be forced to curtail its operations or the operations of ACS. As a result of the above, the Auditors' Report on Patient Infosystems' consolidated financial statements appearing on page 64 includes an emphasis paragraph indicating that Patient Infosystems' recurring losses from operations and negative working capital raise substantial doubt about its ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ACS' History of Operating Losses

     ACS has incurred losses in each of the past four years and has not, since its inception, operated profitability. There can be no assurance that the acquisition of ACS will result in an increase in revenue or cash flows of Patient Infosystems.

     During the last six months, ACS has received written notification of the termination of contractual relations from Pinnacol Assurance and two of its other customers which in the aggregate accounted for over 56% of ACS' revenues during the fiscal year ended December 31, 2003. The termination of these contracts will result in a significant reduction of ACS' revenues. Although a variety of reasons may be provided for the termination of each of the customer agreements, the termination of such an extensive amount of customer business may reflect a substantial level of customer dissatisfaction with the services provided by ACS. Although Patient Infosystems believes that it can provide assistance to ACS and that in combination with Patient Infosystems, ACS will be able to provide better services, no assurance can be given that more customers will not terminate their relationships with ACS following the closing of the Acquisition. In addition, ACS generally does not have long-term contracts with its other customers. Significant declines in the level of use of ACS services by one or more of its remaining customers could have a material adverse effect on ACS' business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

History of Operating Losses; Continued Limited Patient Enrollment

     Patient Infosystems has incurred losses in every quarter since its inception in February 1995. Patient Infosystems' ability to operate profitably is dependent upon its ability to develop and market its products in an economically successful manner. To date, Patient Infosystems has been unable to do so. No assurances can be given that Patient Infosystems will be able to generate revenues or ever operate profitably in the future.

     Patient Infosystems' prospects must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in an industry characterized by intense competition, as well as the risks inherent in the development of new programs and the commercialization of new services particularly given its failure to date to operate profitably. There can be no assurance that Patient Infosystems will achieve recurring revenue or profitability on a consistent basis, if at all.

     Patient Infosystems currently has patients enrolled in its disease-specific programs. Through January 2004, an aggregate of approximately 775,000 persons have been enrolled in Patient Infosystems' programs. While Patient Infosystems has been able to enroll a sufficient number of patients to cover the cost of its programs, it still has not been able to generate sufficient operational margin to achieve a net profit.

Significant Customer Concentration

     During 2000, a significant customer ceased operation of services supplied by Patient Infosystems, which had a material adverse effect on the results of operations. As of December 31, 2003, Patient Infosystems now has more customers than it did at December 31, 2001 or 2002. While the customer base is more diverse, there is still a significant concentration of Patient Infosystems' business in a small number of customers, with several of Patient Infosystems' most significant contracts being with IHI, CBCA and CHA Health. Patient Infosystems expects that its sale of services will be concentrated in a small number of customers for the foreseeable future. Consequently, the loss of any one of its customers could have a material adverse effect on Patient Infosystems and its operations. There can be no assurance that customers will maintain their agreements with Patient Infosystems, enroll a sufficient number of patients in the programs developed by Patient Infosystems for Patient Infosystems to achieve or maintain profitability, or that customers will renew their contracts upon expiration, or on terms favorable to, Patient Infosystems.

     ACS' five largest customers (including its non-continuing customers) account for approximately 85% of its revenues. In addition, ACS does not have long-term contracts with its customers. The loss of one or more of these customers, or an adverse change in the financial condition of one or more of these customers, could have a material adverse effect on the business and results of operations of Patient Infosystems.

Consequences of the Need to Raise Additional Working Capital

     As Patient Infosystems seeks additional financing or purchases, it is likely that it will issue a substantial number of additional shares that may be extremely dilutive to the current stockholders and require substantial and material charges to earnings which will impact the net loss attributable to the common shareholders. As a result, the value of outstanding shares of common stock could decline further.

Independent Director

     The Board of Directors of Patient Infosystems now only consists of three persons. One director, Mr. Chaufournier, is also the Chief Executive Officer of Patient Infosystems. There are no independent directors. It is anticipated that it will be difficult to attract additional independent directors to join the Board of Directors. The Company is seeking to identify additional persons who can serve as independent members of the Board of Directors and who may serve as members of its Audit Committee.

Terminability of Agreements

     Patient Infosystems' current services agreements with its customers generally automatically renew and may be terminated by those customers without cause upon notice of between 30 and 90 days. In general, customer contracts may include significant performance criteria and implementation schedules for Patient Infosystems. Failure to satisfy such criteria or meet such schedules could result in termination of the agreements.

New Concept; Uncertainty of Market Acceptance; Limitations of Commercialization Strategy

     In connection with the commercialization of Patient Infosystems' health information system, Patient Infosystems is marketing relatively new services designed to link patients, health care providers and payors in order to provide specialized disease management services for targeted chronic diseases. However, at this time, services of this type have not gained general acceptance from Patient Infosystems' customers. This is still perceived to be a new business concept in an industry characterized by an increasing number of market entrants who have introduced or are developing an array of new services. As is typical in the case of a new business concept, demand and market acceptance for newly introduced services are subject to a high level of uncertainty, and there can be no assurance as to the ultimate level of market acceptance for Patient Infosystems' system, especially in the health care industry, in which the containment of costs is emphasized. Because of the subjective nature of patient compliance, Patient Infosystems may be unable, for an extensive period of time, to develop a significant amount of data to demonstrate to potential customers the effectiveness of its services. Even after such time, no assurance can be given that Patient Infosystems' data and results will be convincing or determinative as to the success of its system. There can be no assurance that increased marketing efforts and the implementation of Patient Infosystems' strategies will result in market acceptance for its services or that a market for Patient Infosystems' services will develop or not be limited.

Unpredictability of Patient Behavior May Affect Success of Programs

     The ability of Patient Infosystems to monitor and modify patient behavior and to provide information to health care providers and payors, and consequently the success of Patient Infosystems' disease management system, is dependent upon the accuracy of information received from patients. Patient Infosystems has not taken and does not expect that it will take, specific measures to determine the accuracy of information provided to Patient Infosystems by patients regarding their medical histories. No assurance can be given that the information provided to Patient Infosystems by patients will be accurate. To the extent that patients have chosen not to comply with prescribed treatments, such patients might provide inaccurate information to avoid detection. Because of the subjective nature of medical treatment, it will be difficult for Patient Infosystems to validate or confirm any such information. In the event that patients enrolled in Patient Infosystems' programs provide inaccurate information to a significant degree, Patient Infosystems would be materially and adversely affected. Furthermore, there can be no assurance that patient interventions by Patient Infosystems will be successful in modifying patient behavior, improving patient health or reducing costs in any given case. Many potential customers may seek data from Patient Infosystems with respect to the results of its programs prior to retaining it to develop new disease management or other health information programs. Patient Infosystems' ability to market its system to new customers may be limited if it is unable to demonstrate successful results for its programs.

Competition

     The market for health care  information  products and services is intensely competitive and we expect this competition to increase. Patient Infosystems competes with various companies in each of its disease target markets. Many of Patient Infosystems' competitors have significantly greater financial, technical, product development and marketing resources than Patient Infosystems. Furthermore, other major information, pharmaceutical and health care companies not presently offering disease management or other health care information services may enter the markets in which Patient Infosystems intends to compete. In addition, with sufficient financial and other resources, many of these competitors may provide services similar to those of Patient Infosystems without substantial barriers. Patient Infosystems does not possess any patents with respect to its integrated information capture and delivery system.

     Patient Infosystems' competitors include specialty health care companies, health care information system and software vendors, health care management organizations, pharmaceutical companies and other service companies within the health care industry. Many of these competitors have substantial installed customer bases in the health care industry and the ability to fund significant product development and acquisition efforts. Patient Infosystems also competes against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies.

     Patient Infosystems believes that the principal competitive factors in its market are the ability to link patients, health care providers and payors, and provide the relevant health care information at an acceptable cost. In addition, Patient Infosystems believes that the ability to anticipate changes in the health care industry and identify current needs are important competitive factors. There can be no assurance that competitive pressures will not have a material adverse effect on Patient Infosystems.

Substantial Fluctuation in Quarterly Operating Results

     Patient Infosystems' results of operations have fluctuated significantly from quarter to quarter as a result of a number of factors, including the volume and timing of sales and the rate at which customers implement disease management and other health information programs within their patient populations. Accordingly, Patient Infosystems' future operating results are likely to be subject to variability from quarter to quarter and could be adversely affected in any particular quarter.

Dependence on Data Processing and Telephone Equipment

     The business of Patient Infosystems is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors, other computer problems or interruptions of telephone service could have a material adverse effect on the business of Patient Infosystems.

Quality Control

     Patient Infosystems has developed quality control measures designed to insure that information obtained from patients is accurately transcribed, that reports covering each patient contact are delivered to health care providers and patients and that Patient Infosystems' personnel and technologies are interacting appropriately with patients and health care providers. Quality control systems include random monitoring of telephone calls, patient surveys to confirm patient participation and effectiveness of the particular program, and supervisory reviews of telephone agents.

Patient Infosystems may have difficulty integrating the business of ACS with existing operations

     The acquisition of ACS will involve the integration of a company that has previously operated in an entirely different business than that of Patient Infosystems. Patient Infosystems cannot assure you that the integration of Patient Infosystems with ACS will be successfully completed without encountering difficulties or experiencing the loss of key Patient Infosystems or ACS employees, customers or suppliers, or that the benefits from such integration will be realized. In addition, Patient Infosystems cannot assure you that the management teams of ACS and Patient Infosystems will be able to successfully work with each other.

Government Regulation

     The health care industry, including the current business of Patient Infosystems and the expanded operations of Patient Infosystems, including the business of ACS, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide health care services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and may be affected by other state and Federal statutes. Generally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to, or restorative of, life and well being and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that Patient Infosystems assists providers in improving patient compliance by publishing educational materials or providing behavior modification training to patients, such activities could be deemed by a state to be the practice of medicine or nursing. Although Patient Infosystems has not conducted a survey of the applicable law in all 50 states, it believes that it is not engaged in the practice of medicine or nursing. There can be no assurance, however, that Patient Infosystems' operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, Patient Infosystems could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such results or the inability to successfully restructure its contractual arrangements could have a material adverse effect on Patient Infosystems.

     Patient Infosystems is subject to state laws governing the confidentiality of patient information. A variety of statutes and regulations exist to safeguard privacy and regulating the disclosure and use of medical information. State constitutions may provide privacy rights and states may provide private causes of action for violations of an individual's "expectation of privacy." Tort liability may result from unauthorized access and breaches of patient confidence. Patient Infosystems intends to comply with state law and regulations governing medical information privacy.

     In addition, on August 21, 1996 Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), P.L. 104-191. This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary is required to adopt safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of negligent or intentional disclosure of individually identifiable health information, imprisonment. The Secretary has promulgated final rules addressing the standards, however, the implementation time line extends into 2003 and beyond. Although Patient Infosystems intends to comply with all applicable laws and regulations regarding medical information privacy, failure to do so could have an adverse effect on Patient Infosystems' business.

     Patient Infosystems and its customers may be subject to Federal and state laws and regulations that govern financial and other arrangements among health care providers. These laws prohibit certain fee splitting arrangements among health care providers, as well as direct and indirect payments, referrals or other financial arrangements that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Possible sanctions for violation of these restrictions include civil and criminal penalties. Specifically, HIPAA increased the amount of civil monetary penalties from $2,000 to $10,000. Criminal penalties range from misdemeanors, which carry fines of not more than $10,000 or imprisonment for not more than one year, or both, to felonies, which carry fines of not more than $25,000 or imprisonment for not more than five years, or both. Further, criminal violations may result in permanent mandatory exclusions and additional permissive exclusions from participation in Medicare and Medicaid programs.

     Furthermore, Patient Infosystems and its customers may be subject to federal and state laws and regulations governing the submission of false healthcare claims to the government and private payers. Possible sanctions for violations of these laws and regulations include minimum civil penalties between $5,000-$10,000 for each false claim and treble damages.

     Regulation in the health care field is constantly evolving. Patient Infosystems is unable to predict what government regulations, if any, affecting its business may be promulgated in the future. Patient Infosystems' business could be adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

Significant and Extensive Changes in the Health Care Industry

     The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care industry participants. Several lawmakers have announced that they intend to propose programs to reform the U.S. health care system. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for Patient Infosystems and its targeted customers. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring certain expenditures, including those for Patient Infosystems' programs. Patient Infosystems cannot predict what impact, if any, such changes in the health care industry might have on its business, financial condition and results of operations. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of Patient Infosystems' programs. The failure of Patient Infosystems to maintain adequate price levels could have a material adverse effect on its business.

Dependence on Customers for Marketing and Patient Enrollment

     Patient Infosystems has limited financial, personnel and other resources to undertake extensive marketing activities. One element of Patient Infosystems' marketing strategy involves marketing specialized disease management programs to pharmaceutical companies and managed care organizations, with the intent that those customers will market the program to parties responsible for the payment of health care costs, who will enroll patients in the programs. Accordingly, Patient Infosystems, will to a degree, be dependent upon its customers, over whom it has no control, for the marketing and implementation of its programs and for the receipt of valid patient information. The timing and extent of patient enrollment is completely within the control of Patient Infosystems' customers. Patient Infosystems has faced difficulty in receiving reliable patient information from certain customers, which has hampered its ability to complete certain of its projects. To the extent that an adequate number of patients are not enrolled in the program, or enrollment of initial patients by a customer is delayed for any reason, Patient Infosystems' revenue may be insufficient to support its activities.

Control of Patient Infosystems

     The executive officers, directors and certain stockholders of Patient Infosystems who beneficially own in the aggregate approximately 59.82% of the outstanding common stock control Patient Infosystems. As a result of such ownership, these stockholders, in the event they act in concert, will have control over the management policies of Patient Infosystems and all matters requiring approval by the stockholders of Patient Infosystems, including the election of directors.

Potential Liability and Insurance

     Patient Infosystems will provide information to health care providers and managed care organizations upon which determinations affecting medical care will be made. As a result, it could share in potential liabilities for resulting adverse medical consequences to patients. In addition, Patient Infosystems could have potential legal liability in the event it fails to record or disseminate correctly patient information. Patient Infosystems maintains an errors and omissions insurance policy with coverage of $5 million in the aggregate and per occurrence. Although Patient Infosystems does not believe that it will directly engage in the practice of medicine or direct delivery of medical services and has not been a party to any such litigation, it maintains a professional liability policy with coverage of $5 million in the aggregate and per occurrence. There can be no assurance that Patient Infosystems' procedures for limiting liability have been or will be effective, that Patient Infosystems will not be subject to litigation that may adversely affect Patient Infosystems' results of operations, that appropriate insurance will be available to it in the future at acceptable cost or at all or that any insurance maintained by Patient Infosystems will cover, as to scope or amount, any claims that may be made against Patient Infosystems.

Intellectual Property

     Patient Infosystems considers its methodologies, processes and know-how to be proprietary. Patient Infosystems seeks to protect its proprietary information through confidentiality agreements with its employees. Patient Infosystems' policy is to have employees enter into confidentiality agreements that contain provisions prohibiting the disclosure of confidential information to anyone outside Patient Infosystems. In addition, the policy requires employees to acknowledge, and, if requested, assist in confirming Patient Infosystems' ownership of any new ideas, developments, discoveries or inventions conceived during employment, and requires assignment to Patient Infosystems of proprietary rights to such matters that are related to Patient Infosystems' business.


          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

     We believe in the importance of communicating our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation," as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds upon the exercise of any warrants. If all of the selling stockholders exercise all of their warrants for cash, we will receive an aggregate of $162,500. We will use such funds, if any, for working capital and general corporate purposes.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     During the fiscal years ended December 31, 2002 and 2003 and through January 9, 2004, our common stock traded on the OTC Bulletin Board under the symbol PATI. From January 12, 2004, our common stock has traded on the OTC Bulletin Board under the symbol PATY. The closing price for our common stock on June 30, 2004 was $3.30.

     The following table sets forth, for the periods indicated, the range of high and low bid quotations for shares of our common stock as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions. Information contained herein gives effect to a 1 for 12 reverse stock split effected at the close of business on January 9, 2004.


                  High      Low
2002
First Quarter     $2.40     $0.72
Second Quarter    $2.40     $1.44
Third Quarter     $3.60     $1.08
Fourth Quarter    $6.12     $0.96

2003
First Quarter     $3.12     $1.68
Second Quarter    $3.00     $0.96
Third Quarter     $3.00     $0.96
Fourth Quarter    $4.08     $1.32

2004
First Quarter     $6.00     $1.44
Second Quarter    $5.50     $2.00

Holders of common stock

     As of February 27, 2004, there were approximately 89 holders of record of our common stock.

Dividends

     We have never paid or declared a cash dividend on our common stock.

     We are obligated to declare 9% cumulative dividends on our 75,000 shares of Series C Cumulative Convertible Preferred Stock that was issued on March 31, 2000 and our 840,118 shares of Series D Cumulative Convertible Preferred Stock that was issued between April 2003 and January 2004.


                      Equity Compensation Plan Information

-------------------------------------------- --------------------- ---------------- ------------------------
                                                  Number of        Weighted-average      Number of
                                              securities to be       exercise            securities
                                               issued upon the       price of       remaining available
                                                 exercise of        outstanding     for future issuance
                                                 outstanding         options,           under equity
                                              options, warrants    warrants and      compensation plans
                                                 and rights           rights             (excluding
                                                                                         securities
                                                                                    reflected in column
                                                     (a)
                                                                                            (b)
                                                                                            (a))
                                                                                            (c)
-------------------------------------------- --------------------- ---------------- ------------------------
Equity compensation plans approved by
securities holders                                      101,160           $9.36                3,376,917
-------------------------------------------- --------------------- ---------------- ------------------------
Equity compensation plans not approved
by securities holders
-------------------------------------------- --------------------- ---------------- ------------------------
Total                                                   101,160           $9.36                3,376,917
-------------------------------------------- --------------------- ---------------- ------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance. We caution prospective investors that such statements involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors" which could cause actual results to differ materially from those indicated by such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

Overview

     Patient Infosystems was formed on February 22, 1995. Although Patient Infosystems has completed the development of its core systems and has developed several disease management programs for specific diseases, Patient Infosystems is continuing to refine its products for additional applications. In October 1996, Patient Infosystems began enrolling patients in its first disease management program and began substantial patient contacts during 1998. Also in 1998, Patient Infosystems expanded its offered products to include demand management and health related surveys.

     On December 31, 2003, Patient Infosystems acquired substantially all the assets and liabilities of American Caresource Corporation in exchange for 1,100,000 shares of Patient Infosystems common stock. Patient Infosystems created a wholly-owned subsidiary, American Caresource Holdings, Inc. ("ACS"), a Delaware corporation, and assigned the acquired assets and liabilities into this subsidiary, net of certain amounts which represented borrowings between Patient Infosystems and American Caresource Corporation. ACS enters into agreements with the providers of ancillary services pursuant to which ACS provides administrative services for its contracted providers, including patient scheduling services, call center services, payor contracting services, and billing and collection services. ACS also enters into agreements with preferred provider organizations ("PPOs"), third party administrators ("TPAs"), workers compensation benefits administrators, utilization review companies, case management companies and other healthcare networks pursuant to which ACS provides ancillary benefits management services for these payor clients.

     Because the acquisition of assets and the operation of ACS occurred on December 31, 2003, the 2003 consolidated statement of operations of Patient Infosystems does not include any ACS operational results. Patient Infosystems acquired $1,118,567 of assets and assumed $2,368,327 of liabilities, resulting in a deficiency on the fair value of the net assets acquired of $1,249,760. During 2004, Patient Infosystems will complete an independent valuation of the identifiable intangible assets acquired and any changes to the estimated amounts will be offset by a corresponding change in goodwill.

     Patient Infosystems currently has patients enrolled in more than 30 of its disease-specific, demand management or survey programs. Through January 2004, an aggregate of over 775,000 persons have been enrolled or participated in Patient Infosystems' programs. Patient Infosystems has never been able to enroll a sufficient number of patients to cover the administrative cost of the business. The enrollment of patients in Patient Infosystems' programs has been limited by several factors, including the limited ability of clients to provide Patient
Infosystems with accurate information with respect to the specific patient populations and coding errors that necessitated extensive labor-intensive data processing prior to program implementation.

     In response to these market dynamics, Patient Infosystems has taken several tactical and strategic steps including, formal designation of internal personnel at customer sites to assist clients with implementation; closer integration of Patient Infosystems' systems personnel with clients to facilitate accurate data transfers; promotion of a broader product line to enable clients to enter Patient Infosystems' disease management programs through a variety of channels; fully integrating demand, disease and case management services to facilitate internal mechanisms for patient referrals and providing the customers access and control over their patients' confidential information through targeted use of Internet technology. The clinical design of the programs has been refined to enable participation through mail only, retaining those patients who previously would have been unable to participate because of missing or inaccurate telephone contact information. Patient Infosystems' demand management services and surveys (general health and disease-specific), can also provide mechanisms for enrollment into Patient Infosystems' disease management programs. Patient Infosystems continues to develop capabilities or relationships that will enable its customers to more effectively leverage the data stored in their legacy systems. Nevertheless, no assurance can be given that Patient Infosystems' efforts will succeed in increasing patient enrollment in its programs.

     Patient Infosystems has entered into service agreements to develop, implement and operate programs for: (i) patients who have recently experienced certain cardiovascular events; (ii) patients who have been diagnosed with primary congestive heart failure; (iii) patients suffering from asthma; (iv) patients suffering from diabetes, (v) patients who are suffering from hypertension, (vi) demand management, which provides access to nurses, (vii) case and utilization management services provided by a third party, (viii) various survey initiatives which assess, among other things, satisfaction, compliance of providers or payors to national standards, health status or risk of specific health related events and (ix) the performance of specific administrative and management functions on behalf of a customer. These contracts provide for fees paid by its customers based upon the number of patients participating in each of its programs, as well as initial program implementation and set-up fees from customers. To the extent that Patient Infosystems has had limited enrollment of patients in its programs, Patient Infosystems' operations revenue has been, and may continue to be, limited.

     Patient Infosystems has completed the development of its primary disease management programs, it anticipates that development revenue will continue to be minimal unless and until Patient Infosystems enters into new development agreements. Substantially all of the development revenue recognized during the years ended December 31, 2003, 2002 and 2001 of $51,110, $36,239 and $78,632
related to requested feature modification or customization. These revenues are recognized upon completion and delivery of the requested feature.

     Patient Infosystems' contracts typically call for a fee to be paid by the customer for each patient enrolled for a series of program services, require payment for services incrementally as they are delivered or require payment of a fixed fee per patient or member each month for program services. The timing of customer payments for the delivery of program services varies by contract. Revenues from program operations are recognized ratably as the program services are delivered. The amount of the per patient fee varies from program to program depending upon the number of patient contacts required, the complexity of the interventions, the cost of the resources used and the detail of the reports generated.

     Patient Infosystems' administration and management services cover a predefined set of deliverables and responsibilities undertaken on behalf of the customer. The customer pays for these services on a monthly basis and Patient Infosystems recognizes revenue each month based upon the services provided. During the year ended December 31, 2003, revenues received for administrative and management services were the most significant source of revenue. The services included: assisting organizations with the development of clinical registries used to increase effective management of patients with chronic disease. Patient Infosystems is supporting the development, including project management and implementation, of a patient registry for federally qualified health centers, through a national initiative known as the Health Disparities
Collaboratives. The contract for these services is renewed annually. No assurances can be given that Patient Infosystems will be able to retain his source of revenue at its current level if at all.

     Revenues from operations of $2,241,796 for the year ended December 31, 2003, which includes fees received by Patient Infosystems for operating its programs, is the most strategically important source of Patient Infosystems' revenues. Patient Infosystems is continuing to devote significant efforts to increasing the number of programs that are in operation, as well as developing resources to expand its products. The revenue from these services currently exceeds the cost to provide them, but the volume of patients must grow substantially in order to provide sufficient operating margin to cover the administrative overhead of Patient Infosystems.

     During 2003, Patient Infosystems found new sources of revenue that increased its revenue from $2.4 million for the fiscal year ended December 31, 2002 to $5.7 million for the same period of 2003. Patient Infosystems maintained control on costs and reduced its operating loss from $1.7 million for the fiscal year ended December 31, 2002 to $0.6 million for the same period of 2003. The most significant new sources of revenue were (i) Provider Innovation and
Improvement support services provided to the Institute for Healthcare Improvement which provided $3.2 million of revenue in 2003 as compared to $0.1 million in 2002, (ii) Care Team Connect service provided to Park Place Entertainment which provided $0.6 million of new revenue in 2003 and (iii) the Care Team Connect smoking cessation program which provided $0.5 million of new revenue in 2003. No assurances can be given that revenue from these sources will continue at their current level, if at all, in future periods.

     One source of additional new revenue in 2004 is ACS. ACS recognizes revenues for ancillary services when services by providers have been authorized and performed and collections from payors are reasonably assured. Patient claims revenues are recognized by ACS as services are provided. Cost of revenues for ancillary services consist of expenses due to providers for providing employee (patient) services and ACS' related direct labor and overhead of processing invoices, collections and payments. ACS is not liable for costs incurred by independent contract service providers until payment is received by ACS from the payors. ACS recognizes actual or estimated liabilities to independent contract service providers as the related revenues are recognized. Patient claim costs of revenue consist of amounts due the providers as well as ACS' direct labor and overhead to administer the patient claims. ACS has never operated at a profit, and will require significant growth in either claims volume from existing contracts, new contracts or both in order to generate sufficient operational margin to become profitable. No assurances can be given that sufficient sources of new revenue will be identified and other sources of capital will have to be secured by Patient Infosystems to support these operations. If Patient Infosystems in unable to generate enough working capital either from its own operations or through the sale of its equity securities, ACS may be required to curtail or cease operations.

     The sales cycle for Patient Infosystems may be extensive from initial contact to contract execution. During these periods, Patient Infosystems may expend substantial time, effort and funds to prepare a contract proposal and negotiate the contract. Patient Infosystems may be unable to consummate a commercial relationship after the expenditure of such time, effort and financial resources.

     During 2003, the pressure of working capital shortfalls eased for Patient Infosystems. Patient Infosystems' had $123,998 of net cash provided by operating activities during 2003. During 2003. Patient Infosystems raised an additional $3.5 million of working capital and an additional $1.6 million as of March 31, 2004, through and the sale of its equity securities. These additional funds are being used to provide working capital for ACS. Patient Infosystems and ACS continue to incur losses and must identify substantial additional capital to sustain its operations. ACS' working capital shortfall is currently being funded by Patient Infosystems. There can be no assurances given that Patient
Infosystems can raise either the required working capital through the sale of its securities or that Patient Infosystems can borrow the additional amounts needed. In such instance, if Patient Infosystems is unable to identify any additional sources of capital, it will likely be forced to curtail or cease its operations or the operations of ACS. As a result of the above, the Auditors' Report on Patient Infosystems' consolidated financial statements appearing at page 64 includes an emphasis paragraph indicating that Patient Infosystems' recurring losses from operations, negative working capital and stockholders' deficit raise substantial doubt about Patient Infosystems' ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

     To assist the reader's understanding the results of operations, each of the Company's segments will be presented separately using the following segmented statement of operations, which includes pro forma results of American Caresource Holdings, Inc. for the three month period ended March 31, 2003 for comparative purposes:

                                                Patient Infosystems               American Caresource
                                                Three Months Ended                 Three Months Ended
                                                     March 31,                         March 31,
                                               2004              2003            2004             2003
                                               ----              ----            ----             ----
                                                                                                Pro forma
REVENUES                                  $  2,344,427      $  947,679      $ 1,676,510     $  2,581,617
COSTS AND EXPENSES
  Cost of sales                              1,526,595         761,602        1,644,110        2,999,403
  Sales and marketing                          222,010         242,603          149,112           68,228
  General and administrative                   347,175         275,469          669,686          589,163
  Research and development                      32,607          31,758
                                         -------------- --------------- ---------------- ----------------
        Total costs and expenses             2,128,387       1,311,432        2,462,908        3,656,794
OPERATING PROFIT (LOSS)                        216,040        (363,753)        (786,398)      (1,075,177)
OTHER EXPENSE                                 (196,772)       (141,453)          (4,569)          (5,458)
                                         -------------- --------------- ---------------- ----------------
NET PROFIT (LOSS)                               19,268        (505,206)        (790,967)      (1,080,635)

For the Three Months Ended March 31, 2004, as compared to the Three Months Ended March 31, 2003

     PATIENT INFOSYSTEMS

     Revenues

     Revenues consist of revenues from operations and other fees. Revenues increased to $2,344,427 from $947,679 during the three months ended March 31, 2004 and 2003, respectively, or 147%.

                                       Three Months Ended
                                            March 31,
Revenues                              2004             2003
--------                              ----             ----
Operations fees
  Provider improvement            $ 1,858,103      $ 369,996
  Disease and demand management       483,638        549,307
                                -------------- --------------
Total operations fees               2,341,741        919,303
Other fees                              2,686         28,376
                                -------------- --------------

Total revenues                    $ 2,344,427      $ 947,679
                                -------------- --------------

     Provider innovations and improvement fee revenues are primarily attributable to assistance provided to organizations for the effective management of patients with chronic disease, including information technology support, learning organization services, and data analysis and reporting. For a substantial part of its innovation and improvement work, Patient Infosystems participates in as a subcontractor to the Institute for Healthcare Improvement. Provider improvement fee revenues increased to $1,858,103 for the three months ended March 31, 2004 as compared to $369,996 for the three months ended March 31, 2003. No assurances can be given that Patient Infosystems will continue to provide these services at the current levels, or at all, and revenue recognized during the three month period ended March 31, 2004 is not necessarily indicative of the results to be expected for the entire year ending December 31, 2004. The contracts for substantially all the provider improvement services are annual in nature, the largest of which ended as of March 31, 2004. Patient Infosystems anticipates renewing this contract and is therefore continuing to provide these services during the renewal process. No assurance can be given that Patient Infosystems can successfully renew the contract.

     Disease and demand management fee revenues are primarily attributable to the operation of Patient Infosystems' call center and the delivery of the Care Team Connect for Health directly to patients. Disease and demand management fee revenues decreased to $483,638 from $549,307 for the three month periods ended March 31, 2004 and 2003, respectively. The decrease in these fees is primarily attributable to the termination of one customer on July 1, 2003 for which Patient Infosystems had $160,620 of revenue during the three month period ended March 31, 2003. Patient Infosystems is actively marketing its Disease and demand management services and anticipates continuing to sell its services. No assurances can be given that Patient Infosystems will sell its demand and disease management services, if at all, nor that any such sales will have a material effect on the financial status of Patient Infosystems.

     Other fee revenues were $2,686 and $28,376 for the three month periods ended March 31, 2004 and 2003, respectively. Patient Infosystems received other revenues for (i) development fees from a variety of customers for creation of, or modification to, specific programs and (ii) license fees. Patient Infosystems has completed substantially all services under these agreements. Development fee revenues include clinical, technical and operational design or modification of Patient Infosystems' primary disease management programs. Patient Infosystems anticipates that revenue from development fees will continue to be low unless Patient Infosystems enters into new development agreements. Patient Infosystems has not entered into any new licensing agreements and the revenue for the current period reflects revenue generated exclusively from the existing agreements.

     Costs and Expenses

     Cost of sales includes salaries and related benefits, services provided by third parties, and other expenses associated with the implementation and delivery of Patient Infosystems' provider improvement and demand and disease management programs. Cost of sales for the three months ended March 31, 2004 was $1,526,595 as compared to $761,602 for the three months ended March 31, 2003. The increase in these costs was primarily the result of increased operational activity. Patient Infosystems' gross margin, being total revenues over cost of sales, was positive for the three month periods ended March 31, 2004 and 2003. Patient Infosystems anticipates that revenue must increase for it to recognize economies of scale adequate to improve its margins. No assurance can be given that revenues will increase or that, if they do, they will continue to exceed costs and expenses.

     Sales and marketing expenses consist primarily of salaries, related benefits, travel costs, sales materials and other marketing related expenses. Sales and marketing expenses for the three months ended March 31, 2004 were $222,010 as compared to $242,603 for the three months ended March 31, 2003. Patient Infosystems anticipates expansion of Patient Infosystems' sales and marketing staff and expects it will continue to invest in the sales and marketing process, and that such expenses related to sales and marketing may increase in future periods.

     General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operating expenses of Patient Infosystems. General and administrative expenses for the three months ended March 31, 2004 were $347,175, as compared to $275,469 for the three months ended March 31, 2003. These expenditures have been incurred to maintain the corporate infrastructure necessary to support anticipated program operations. General and administrative expenses are expected to remain relatively constant in future periods..

     Research and development expenses consist primarily of salaries and related benefits and administrative costs associated with the development of certain components of Patient Infosystems' integrated information capture and delivery system, as well as development of Patient Infosystems' standardized disease management programs and Patient Infosystems's Internet based technology products. Research and development expenses for the three months ended March 31, 2004 were $32,607, as compared to $31,758 for the three months ended March 31, 2003.

     Patient Infosystems recorded other expenses of $196,772 for the three month period ended March 31, 2004 as compared to $141,453 for the three month period ended March 31, 2003, principally due to the interest expense and other related financing cost on debt.

     Patient Infosystems had a net profit of $19,268 as compared to a loss of $505,206 for the 3 month periods ended March 31, 2004 and 2003, respectively.

     AMERICAN CARESOURCE

     Revenues

     Revenues of American Caresource Holdings, Inc. ("ACS") are comprised of revenues from ancillary service claims and processing of patient claims. Revenues decreased to $1.7 million from $2.6 million during the three months ended March 31, 2004 and 2003, respectively, or 35.0%.

                                    Three Months Ended
                                          March 31
         Revenues                2004                 2003
         --------                ----                 ----
                                                   Pro forma
         Ancillary Health      $1,544,848          $ 2,476,944
         Patient Claims           131,662              104,673
                           ---------------- ------------------
         Total Revenues        $1,676,510          $  2,581,61

     Ancillary health claims revenue decreased to $1.5 million for the three months ended March 31, 2004 as compared to $2.5 million for the three months ended March 31, 2003. This decrease is attributable to the cancellation of contracts by major clients and to the reduction of revenue from a provider in ACS' ancillary health provider network. Pinnacol Assurance ("Pinnacol") notified ACS on December 19, 2003 of its intent to terminate its contract with ACS effective March 18, 2004, and was winding down throughout the first quarter of 2004. Revenue for Pinnacol decreased 45.4% from $981,269 for the three months ended March 31, 2003 to $536,035 for the three months ended March 31, 2004. A provider for which ACS had $314,421 of revenue for the three months ended March 31, 2003, notified ACS of its intent to terminate its contract effective October 13, 2004 and did not generate any revenue for ACS during the three month period ended March 31 2004. ACS expects relations with providers in its network to improve as a result of the acquisition by Patient Infosystems. ACS also expects to expand its provider network by seeking to restore relationships with providers previously in the network and add new providers as ACS adds new client payor contracts. No assurances can be given that ACS will be able to expand its provider or payor relationships, nor that any such expansion will result in an improvement in the results of operations of ACS.

     The processing of patient claims revenues increased 25.8% to $131,662 for the three months ended March 31, 2004 as compared to $104,673 for the three months ended March 31, 2003. The Company does not expect to increase its revenues from claims processing in future periods.

     Costs and Expenses

     Cost of revenues includes provider payments, direct expenses incurred for providing services and the related direct labor and overhead of providing such services. ACS is not liable for costs incurred by its contracted providers unless and until these providers obtain approval from the appropriate payors and provide the contracted services and ACS receives payment from the payors. Costs of revenues also include direct expenses to administer claims, including direct labor associated with recruitment and contracting with providers, database maintenance, data entry of claims, claims repricing, fulfillment and overhead costs. Costs of revenues decreased to $1,644,110 for the three month period ended March 31, 2004 as compared to $2,999,403 for the three month period ended March 31, 2003. This decrease was due to a decrease in provider payments, renegotiation of management fees payable to one client, and to a reduction in direct expenses and overhead associated with the decrease in claims volume related to revenue. Provider payments decreased $815,653 in relation to decreasing revenues. Management fees for client ppoNEXT decreased $127,173 as contract changes negotiated in July 2003 took effect upon the acquisition of ACS by Patient Infosystems. Direct expenses and overhead associated with ACS service provision decreased $342,266 as reductions were made to personnel and other costs to align ACS' cost structure with its claims volume.

     Sales and marketing expenses include the salaries and related benefits of ACS' account development employees, travel and other costs for those employees, and sales materials and other marketing or sales expenses of ACS. Commissions paid to independent outside salespeople are based directly on net margin per client. Payments to providers and all billing and processing of claims expenses are included in cost of revenues. Sales and marketing expenses increased to $149,112 for the three months ended March 31, 2004, as compared to $68,228 for the three months ended March 31, 2003. The increase was attributable primarily to a $59,480 salary accrual related to the termination on one employee.

     General and administrative expenses include the salaries and related benefits of ACS' executive employees, systems development and finance and accounting employees, travel and other costs for those employees. General and administrative expenses increased to $669,686 for the three months ended March 31, 2004, as compared to $589,163 for the three months ended March 31, 2003. The increase was attributable primarily to a one time warrant compensation expense of $211,900, offset by a reduction in legal costs of $62,971 and $60,710 from reductions in personnel costs related to the consolidation of the human resources function with Patient Infosystems as well as efficiencies and reductions in payment processing volume.

     The Company recorded net interest expense of $4,569 for the three month period ended March 31, 2004, as compared to $5,458 for the same period of 2003. Any new financing arrangements will be made by Patient Infosystems. Consequently, ACS' interest expense is expected to be minimal in future periods.

     ACS had a net loss of $790,967 for the three month periods ended March 31, 2004 compared to $1,080,635 for the same period of 2003.

     Income (loss)

     The Company reported a net loss attributable to common shareholders of $1,058,913 as compared to $527,706 for the three month periods ended March 31, 2004 and 2003, respectively. This represents a loss per share of $0.20 and $0.58 for the same respective periods. The Company's loss per share for the three month period ended March 31, 2003, on a pro forma basis, assuming that the acquisition of substantially all the assets and liabilities of American Caresource Corporation had occurred on January 1, 2003 is $1.92, as compared to $0.20 loss per share for the same period of 2004. During the 3 months ended March 31, 2004, the company recorded $78,180 beneficial conversion feature related to the issuance of 10,018 shares of the Company's Series D Preferred Stock, which was recorded as a dividend, and declared $209,034 of dividends on the outstanding preferred stock.

     Liquidity and Capital Resources

     At March 31, 2004, the Company had a working capital deficit of $1,785,484 as compared to $2,808,649 at December 31, 2003. Through March 31, 2004, these amounts reflect the effects of the Company's continuing losses and borrowings. Since its inception, the Company has primarily funded its operations, working capital needs and capital expenditures from the sale of equity securities or the incurrence of debt.

     On March 28, 2003, the Company entered into an Amended and Restated Credit Agreement with Wells Fargo Bank Iowa, N.A., which extended the term of the Company's $3,000,000 credit facility to January 2, 2004, under substantially the same terms. Mr. Pappajohn and Dr. Schaffer, directors of the Company, guaranteed this extension.

     On December 31, 2003, the Company entered into the Third Addendum to the Second Amended and Restated Credit Agreement with Well Fargo Bank Iowa, N.A., which extended the term of the $3,000,000 credit facility to July 31, 2005. Mr. Pappajohn and Dr. Schaffer guaranteed this extension. In consideration of their guarantees, In February 2004 the Company granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Convertible Preferred Stock, convertible into 475,000 shares of the Company's common Stock for $10.00 per preferred share. The Company valued these warrants at $1,085,375 using the Black-Scholes method. The value of these warrants was recorded as unearned debt issuance cost and will be amortized as financing costs over the nineteen month period of the loan guarantee. During the 3 months ended March 31, 2004, the company recorded a financing cost of $171,375.

     In January 2004, the Company borrowed $200,000 for working capital from Mr. Pappajohn which was repaid in March 2004 using the proceeds of the sale of the Company's common stock.

     On March 28, 2004, Mr. Pappajohn and Dr. Schaffer signed a letter to the Company in which they made a commitment to obtain the operating funds that the Company believes would be sufficient to fund its operations through January 1, 2005. There can be no assurances given that Mr. Pappajohn or Dr. Schaffer can raise either the required working capital through the sale of the Company's securities or that the Company can borrow the additional amounts needed.

     During the three month period ended March 31, 2004, the Company issued 814,625 shares of its Common Stock and 4,700 shares of its Series D Convertible Preferred Stock to certain investors in exchange for $1,663,180 which consisted of $1,610,000 of working capital, $53,180 of accrued interest payable and $44,250 of services. The Company incurred $205,875 of costs directly attributable to the sale of its common stock.

     During the three month period ended March 31, 2003, the Company paid $113,625 of expenses by issuing shares of its Common Stock and warrants to purchase shares of its Common Stock. The Company issued 22,125 shares of its Common Stock as payment of $44,250 in consulting expenses and issued 25,000 warrants to purchase shares of its Common stock which was assigned a fair market value of $69,375 using a Black-Scholes valuation method.

     Of the warrants to purchase 25,000 shares of the Company's Common Stock, warrants to purchase 12,500 shares assigned a value of $22,750 were an additional expense related to the purchase of substantially all the assets of and assumption of liabilities from American Caresource Corporation on December 31, 2003. Accordingly, goodwill related to this acquisition was increased by $22,750.

     The Company has expended significant amounts to expand its operational capabilities including increasing its administrative and technical costs. While Patient Infosystems has both curtailed its spending levels and increased its revenue, to the extent that American Caresource Holdings, Inc. revenues do not increase substantially, the Company's' losses will continue and its available capital will diminish further. The Company's' operations are currently being funded by the sale of equity securities. There can be no assurances given that the Company can raise either the required working capital through the sale of its securities or that Patient Infosystems can borrow the additional amounts needed. In such instance, if Patient Infosystems is unable to identify additional sources of capital, it will likely be forced to curtail or cease operations. As a result of the above, the Independent Auditors' Report on Patient Infosystems' consolidated financial statements for the year ended December 31, 2003 includes an emphasis paragraph indicating that Patient Infosystems' recurring losses from operations raise substantial doubt about Patient Infosystems' ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     Inflation

     Inflation did not have a significant impact on the Company's costs during the three month periods ended March 31, 2004 and March 31, 2003 and the years ended December 31, 2003, 2002 and 2001. The Company continues to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Revenues

     Revenues are comprised of revenues from operations fees, development fees and licensing fees. Revenues increased 141% to $5,687,293 for the fiscal year ended December 31, 2003 from $2,355,677 for the fiscal year ended December 31, 2002. A summary of these revenues by category is as follows for the fiscal years ended December 31:

Revenues                             2003                2002
--------                             ----                ----

Operations Fees                   $ 2,241,796         $ 2,125,522
Consulting Fees                     3,391,867             168,606
Development Fees                       51,110              36,239
Licensing Fees                          2,520              25,310
                               --------------- -------------------

Total                             $ 5,687,293         $ 2,355,677
                               =============== ===================

     Revenues from operations fees increased 5.5% from $2,125,522 for the fiscal year ended December 31, 2002 to $2,241,796 for the fiscal year ended December 31, 2003. Operations revenues are generated as Patient Infosystems provides services to its customers for their disease-specific programs, patient surveys, health risk assessments, patient satisfaction surveys, physician education programs and marketing support programs. Operations revenues increased in 2002 due to the growth of its disease and demand management business despite the loss of $1,125,823 of revenue from a customer who terminated as of December 31, 2002. This growth is attributable primarily to Park Place Entertainment which added $622,067 of new revenues and a new smoking cessation program which added $491,362 of new revenues. Patient Infosystems has devoted the majority of its sales and marketing efforts toward increasing revenue from operations, and anticipates that it will retain most of its existing business and continue to add additional new clients. No assurances can be given that these revenues will increase, or that any change will be material to Patient Infosystems operating results.

     Revenues from consulting increased 1,912% from $168,606 for the fiscal year ended December 31, 2002 to $3,391,867 for the fiscal year ended December 31, 2003. This increase is due to Patient Infosystems' expanded role in support of the Health Disparities Collaboratives funded by the Bureau of Primary Healthcare and administered by the Institute for Healthcare Improvement. Revenues from consulting may increase during 2004. No assurances can be given that these revenues will increase, or that any change will be material to Patient Infosystems operating results.

     Revenues from development fees increased 41% from $36,239 for the fiscal year ended December 31, 2002 to $51,110 for the fiscal year ended December 31, 2003. In 2002 and 2003, Patient Infosystems received development revenues in connection with the enhancement of its existing programs. Development revenues include clinical, technical and operational design or modification of Patient Infosystems' primary disease management programs. Patient Infosystems anticipates that revenue from development fees will remain immaterial.

     Revenues from licensing fees decreased 90% from $25,310 for the fiscal year ended December 31, 2002 to $2,520 for the fiscal year ended December 31, 2003. Licensing revenue represents amounts that Patient Infosystems charges its customers, either on a one-time only or continuing basis, for the right to enroll patients in, or the right to license other entities, certain of its programs, primarily Patient Infosystems' Internet-based Case Management Support System. Patient Infosystems anticipates that revenue from licensing will remain immaterial in future periods.

     Costs and Expenses

     Cost of sales includes salaries and related benefits, services provided by third parties, and other expenses associated with the development of Patient Infosystems' customized disease state management programs, as well as the operation of each of its disease state management programs.

     Cost of sales increased 117.4% from $1,914,464 for the fiscal year ended December 31, 2002 to $4,162,759 for the fiscal year ended December 31, 2003. The increase in these costs primarily reflects an $1,187,960 increase in the use of outsourced services and addition of $893,680 in staff costs related to the 141% increase in revenue.

     Sales and marketing expenses increased 19.8% from $746,353 for the fiscal year ended December 31, 2002 to $893,833 for the fiscal year ended December 31, 2003. These costs consist primarily of salaries, related benefits and travel costs, sales materials and other marketing related expenses. Increased spending in this area is attributed primarily to an $155,051 increase in staff related expenses. It is anticipated that Patient Infosystems will need to invest heavily in the sales and marketing process in future periods, and intends to do so as funds are available. To the extent that Patient Infosystems has limited funds available for sales and marketing, or cannot leverage its marketing partnerships adequately, it will likely be unable to invest in the necessary marketing activities to generate substantially greater sales.

     General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operating expenses of Patient Infosystems. General and administrative expenses decreased 12.2% from $1,282,683 for the fiscal year ended December 31, 2002 to $1,125,926 for the fiscal year ended December 31, 2003. Patient Infosystems expects that general and administrative expenses will increase during 2004 due to the addition of the administrative costs of its new subsidiary, American Caresource Holdings, Inc. and then remain relatively constant in future periods, but may experience fluctuations due to uncertainties related to financing costs.

     Research and development expenses consist primarily of salaries and related benefits and administrative costs allocated to Patient Infosystems' research and development personnel for development of certain components of its integrated information capture and delivery system, its Internet-based software products and its standardized disease state management programs. Research and development expenses decreased 24.8% from $105,614 for the fiscal year ended December 31, 2002 to $131,782 for the fiscal year ended December 31, 2003. The addition of American Caresource Holdings, Inc. is expected to increase overall research and development expenses during 2004. Patient Infosystems expects these costs to remain approximately at 15% of its total investment into information technology resources.

     Financing costs were $2,143,120 in 2003. This cost relates to the issuance of equity to, and incurrence of debt from, certain lenders pursuant to the Note and Stock Purchase Agreement dated April 10, 2003 and as amended on September 11, 2003, pursuant to which the lenders agreed to make short term loans to the Company. The total value received by the lenders from the Company under the Note and Stock Purchase Agreement as amended was $8,852,458. In accordance with APB Opinion No. 14, a portion of the cash received totaling $2,143,120 for year ended December 31, 2003 is allocable to equity resulting in a debt discount in that same amount, which was fully amortized as of December 31, 2003.

     Other Income/Expense is comprised of interest expense and losses on investments. The totals are as follows for the fiscal years ended December 31:

                               2003                   2002
                        --------------------- ----------------------
Interest expense             $ (753,685)            $ (535,269)
Interest income                 145,473
Other income (expense)              376                  4,345
                        --------------------- ----------------------

Total Expense                $ (607,836)            $ (530,924)
                        --------------------- ----------------------

     Interest expense is due to debt. Interest expense increased to $753,685 for the fiscal year ended December 31, 2003 from $535,269 for the fiscal year ended December 31, 2002. The increase in interest expense reflects the increased debt required to fund operations and obtain capital which was loaned to American Caresource Corporation.

     Interest income was realized from loans to American Caresource Corporation, which offset substantially all interest expense which Patient Infosystems incurred to obtain these funds.

     Patient Infosystems had no tax benefit in 2003 due, in part, to recording a full valuation allowance to reduce its deferred tax assets. Patient Infosystems' deferred tax assets consist primarily of the tax benefit associated with its net operating loss carryforwards.

     Management of Patient Infosystems has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to zero, which represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

     For the fiscal year ended December 31, 2003, Patient Infosystems recorded $7,671,557 in dividends on convertible preferred stock as compared to $90,000 for the year ended December 31, 2002. The increase was due to: (i) $153,257 of dividends on 830,100 shares of Series D 9% Cumulative Convertible Preferred Stock ("Series D Preferred Stock") which was issued at various times between April and December 2003, (ii) a $2,143,120 beneficial conversion feature related to shares of Series D Preferred Stock issued to certain lenders in connection with borrowings and (iii) $5,285,180 beneficial conversion feature for the shares of Series D Preferred Stock issued on December 31, 2003 upon the exercise of the lender's option to convert their debt and accrued interest.

     Patient Infosystems had a net loss attributable to common stockholders of $11,049,518 for the fiscal year ended December 31, 2003, compared to $2,314,361 for the fiscal year ended December 31, 2002. This represents a loss of $3.25 per basic and diluted share for 2003 and $2.36 for 2002, after giving effect to the 1 for 12 reverse stock split which was approved by the shareholders on December 31, 2003.

Critical Accounting Policies

     Critical accounting policies are those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

     Patient Infosystems significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following accounting policies are deemed to be critical by the Company's management.

     Use of Estimates. In preparing the consolidated financial statements Patient Infosystems uses estimates in determining the economic useful lives of its assets, provisions for doubtful accounts, tax valuation allowances and various other recorded or disclosed amounts. Estimates require management to use its judgment. While Patient Infosystems believes that its estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, its assets, liabilities or results of operations may be overstated or understated.

     Impairment of Long-Lived Assets. Patient Infosystems records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. If the actual value is significantly less than the estimated value, Patient Infosystems assets may be overstated.


Description of Business

General

     Patient Infosystems, Inc. ("Patient Infosystems") was incorporated in the State of Delaware on February 22, 1995 under the name DSMI Corp., changed its name to Disease State Management, Inc. on October 13, 1995, and then changed its name to Patient Infosystems, Inc. on June 28, 1996. Patient Infosystems' principal executive offices are located at 46 Prince Street, Rochester, New York 14607 and its telephone number is 585-242-7200. Patient Infosystems' Internet address is www.ptisys.com.

     Patient Infosystems is a health management solutions company that integrates clinical expertise with advanced Internet, call center and data management capabilities. Founded in 1995 as a disease management company, Patient Infosystems has evolved to offer a comprehensive portfolio of products and services designed to improve patient clinical outcomes and quality of life, reduce healthcare costs and facilitate patient-provider- payor communication. These products are now marketed under the label Care Team Connect for Health.

     Patient Infosystems has historically marketed its services to a broad range of clients, including self-insured employers and trust funds, insurance companies, pharmaceutical and medical equipment and device manufacturers, pharmacy benefit managers ("PBMs"), other healthcare payors, such as managed care organizations ("MCOs") and healthcare providers, including integrated delivery networks ("IDN's"). Current marketing efforts are targeted to self-insured employers, employer groups, union health and welfare funds, and others who pay for the health care of defined populations.

     During its first two years of operations, Patient Infosystems emphasized the development of pure disease management programs, which accounted for a substantial portion of its revenue through 1997. However, beginning in 1998, Patient Infosystems devoted resources to the development of broader applications of its technology platform, and its additional products grew to account for nearly 45% of the total revenue of Patient Infosystems during the fiscal year ended December 31, 2002. During 2003, the Company further expanded its product mix to include services in support of providers and their clinical improvement efforts. These services include support for development, training and maintenance of clinical registry software, consultative services in improvement methodologies and support of web-based informational and reporting resources. On December 31, 2003, Patient Infosystems acquired the assets of American Caresource Corporation ("ACS"). ACS provides ancillary benefits management services, including a network of ancillary specialty providers and value-added services that assist our clients control the cost of a range of ancillary medical services.

     The Care Team Connect portfolio now represents 40% percent of the Company's revenue; innovation and improvement services for providers represent 60% of the 2003 revenue.

Products and Capabilities

Care Team Connect for Health

     Care Team Connect for Health, which is Patient Infosystems' principal product line, provides a complete solution for population health management that can be marketed as a comprehensive solution or a set of discrete services that complement a client's existing operations. Care Team Connect integrates a number of components that had historically been marketed by the Company as stand alone products. During the 2002 year, the clinical content of these components was revised and all components were migrated to an updated technology platform. During 2003, the Care Team Connect product was expanded to include certain wellness services, as well as utilization management and case management services, provided through subcontract relationships with partner organizations. Care Team Connect includes the following:

o        24-hour nurse help/triage line,
o        Population analysis and identification,
o        Disease management services,
o        Care management,
o        Smoking cessation program,

     Nurse help line

          The Care Team Connect for Health nurse help line is a triage, advice, referral and health-counseling service that provides employees and members with round-the-clock access to registered nurses who use algorithm-based assessment tools and have access to provider and/or network information. The help line can provide users with information about a specific health problems or answers to their health-related questions. Use of nationally recognized clinical algorithms assist callers in determining the most cost-effective options for acute care treatment and has effectively been able to reduce the use of emergency rooms and after hours physician contact. Through the Nurse Help Line, individuals may also be identified for referral into disease management or case management intervention. The nurse help line is operated from Patient Infosystems' Utilization Review Accreditation Commission ("URAC") accredited call center.

     Population analysis and identification

          As part of its disease management services, Patient Infosystems provides comprehensive medical and pharmaceutical claims analysis that includes the administration of proprietary algorithms to identify patients with chronic disease and then stratifies them by level of risk for high resource utilization.

          The stratification algorithm employed is categorical in nature as patients are classified into low, moderate, high and critical groupings. The data employed in the algorithm are both nominal (using claim codes known as "ICD9" and procedure codes known as "CPT") and ratio (usage of resources). The nominal data determines the presence of a particular chronic condition and thus identifies patients with a specific condition. A combination of the nominal and ratio data, as defined in the algorithm for each condition, determines the risk level for the individual patient.

          Following identification and stratification, patients/employees can be enrolled into the appropriate (low, moderate or high) disease management intervention program.

          The first time the claims analysis is completed on the client's historical claims data, the client will be provided with a summary report that profiles its population as related to health care dollars spent, prevalence of disease, and the numbers of identified at-risk members by risk level. Claims data is used on a retrospective basis to assess the financial impact of the Care Team Connect programs and calculate savings and return on investment.

     Disease management services

          Patient Infosystems' disease management services are provided for individuals with a diagnosis of asthma, diabetes, hypertension, or congestive heart failure. These services are comprehensive in approach and focus on both the medical and behavioral aspects of chronic health care management. The programs involve clinical assessments and the delivery of messages on self-care, medication compliance and treatment adherence. Through monitoring and on-going assistance, they empower the participants to become more proficient and proactive in managing their disease or condition. By including 24-hour access to the nurse help line, participants always have a place to turn for questions or issues that arise with their disease. The long-term goal of Patient Infosystems' disease management services is a judicious use of health care resources through health care education, as well as reinforcement of the provider's treatment plan.

          The disease management programs are based on nationally recognized treatment guidelines for each disease state. The programs provide condition-specific assessment, support and education with behavior-based interventions according to the patient's identified risk level. Each of Patient Infosystems' chronic condition management programs is reviewed and updated as needed on an annual basis to assure that these programs reflect current knowledge and practices in clinical management.

          Disease management interventions include various components according to the risk level of the target individual. These components are as follows:

     --------------- -----------------------------------------------------
                     o  Quality of life surveys
     Low risk:       o  Reminders
                     o  Static educational mailings
                     o  24-hour nurse help line
     --------------- -----------------------------------------------------
                     o  Nurse engagement
     Moderate risk:  o  Quality of life surveys
                     o  Chronic condition management program
                     o  Reminders
                     o  Static educational mailings
                     o  24-hour nurse help line
     --------------- -----------------------------------------------------
                     o  Nurse engagement
     High risk:      o  Quality of life surveys
                     o  "Gold" chronic condition management program
                     o  Telemonitoring signs and symptoms assessment
                     o  Reminders
                     o  Static educational mailings
                     o  24-hour nurse help line
     --------------- -----------------------------------------------------
                     o  Dedicated registered nurse as disease care
     Critical risk:       manager
                     o  Baseline clinical assessment and treatment
                          action plan
                     o  Regularly scheduled on-going clinical patient
                          assessments
     --------------- -----------------------------------------------------

     Disease management program components

     Nurse engagement call

          All moderate, high and critical risk disease management programs begin with a nurse engagement call. The nurse care counselor explains the specific program for which the member is targeted and the benefits of the program, while starting to build a relationship with the member. The nurse care counselor confirms the patient's acceptance to participate and obtains pertinent member information.

          The nurse intervention assesses specific areas of clinical management based on national clinical practice guidelines. Specific to each disease, these include the following types of information:

     o Healthcare utilization.
     o Disease status.
     o Functional status.
     o Quality of care.
     o Treatment adherence and self-care practices.
     o Education/knowledge.
     o Motivation and program evaluation.

          The assessment focuses on the most important health behaviors the patient must manage in order to effectively control symptoms of their disease.

     Chronic condition management program

          Moderate risk patients are enrolled in our chronic condition management programs. Each of the chronic condition management programs utilize a combination of telephone and mail interventions to monitor patients while providing educational information about disease-specific treatment guidelines.

          By providing unique, individually tailored intervention strategies, Patient Infosystems provides each patient with personalized, educational feedback and positive reinforcement, both verbally and through written communication. Each telephonic intervention also generates an on-demand published report for the patient's physician/case manager.

     "Gold" chronic condition management program

          High risk patients are enrolled in our "gold" chronic condition management program. The "gold" program includes all of the components of the chronic condition management programs described previously, plus the incorporation of symptom assessment and monitoring throughout the duration of the contract.

     Quality of life re-assessment and on-going monitoring

          Quality of life surveys are periodically administered to assess patients' functional status.

     Educational mailings

          During  the  re-assessment  and  on-going  monitoring  portion  of the
     program,   patients  receive   disease-specific   educational  or  reminder
     mailings.

     Reminders

          Patients are periodically reminded of preventive measures they should take to better manage their health.


     Disease care management for critical risk patients

          Disease care management is a specialized clinical intervention. The highly specialized clinical support by a registered nurse provides the management and coordination of patient care services for critical-risk individuals in a population.

     The program's key functions are the following:

     1.   One-on-one support by a dedicated registered nurse.

     2. Establishing an extensive baseline clinical assessment and treatment action plan.

     3. Regularly scheduled on-going clinical patient assessments that include extensive disease monitoring and surveillance.

          All facets of the individual's care are comprehensively and regularly reviewed by the disease care manager and regular communication is made with all members of the health care team.

          At any point during a disease care management intervention, if the patient is assessed to require even more intense management, the Nurse will connect the patient with traditional case management.

     Care management services

          Care management programs include the components of utilization management and case management and ensure that participants receive quality medical care at the best possible price, while maximizing plan benefits. The programs assist in avoiding unnecessary expenditures with an objective, information-intensive approach that combines clinical judgment with accepted practice patterns.

          Care management services are provided through subcontracts with partner companies that are accredited by URAC. All policies and procedures reflect compliance with URAC standards and are further developed to ensure compliance with the legislative requirements of the states in which utilization review functions are performed.

          The data collected from the Care Team Connect for Health interventions is stored in an integrated information warehouse which links the numerous programs and services. This integrated data warehouse allows our clients, the patient's providers and other associated service providers access to program data as necessary in order to best manage the member's health.

     Smoking Cessation Services

          During 2003, Patient Infosystems began providing the call center operations for a smoking cessation program which is owned by and marketed by Behavioral Solutions. Patient Infosystems has the right to independently market this program for direct sales.

Provider innovation and improvement support

     In 2003, Patient Infosystems expanded its role in services to certain federally funded health centers that are sponsored by the Bureau of Primary Healthcare through the Institute for Healthcare Improvement that promote disease management programs directly to the providers in the health centers.

Population Health Disease Management Systems and Strategies

     Patient Infosystems provides technical assistance to the health centers relative to management of chronic disease. This includes organizations such as the federal government, health plans, state primary care associations, and the National Association of Community Health Centers.

Learning Organization Services

     Patient Infosystems serves as a teaching organization promoting improvement in care delivery systems. This includes logistics support for learning sessions, training; recruitment, development and support of faculty, subject matter experts in key topics; training in improvement methods and knowledge management of best practices. Topics include chronic disease management, idealized clinical practice design and the business case for planned care. Patient Infosystems collaborates with the Institute for Healthcare Improvement on such initiatives.

Technical assistance

     Patient Infosystems assists with the development of clinical registries used to more effectively manage patients with chronic disease. Patient Infosystems services include (i) project management and Implementation of a patient registry for federally qualified health centers through a national initiative known as the Health Disparities Collaboratives and (ii) Patient Infosystems provides technical assistance in web based reporting applications for clinical outcomes. This project is administered as a subcontract through the Institute for Healthcare Improvement.

Outcome Assessment, Data Collection and Reporting

     Patient Infosystems collects data about clinical, financial, quality of life and satisfaction. This data is analyzed and outcomes are reported.

Ancillary benefits management

     Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians, including the non-hospital, non-physician services associated with surgery centers, free-standing diagnostic imaging centers, home health and infusion, durable medical equipment, orthotics and prosthetics, laboratory and many other services. These ancillary services are provided to patients as benefits under Group Health plans and Workers Compensation plans.

                                     o OrthoticsOandaProstheticspy/Rehab
o Home Health Services               o Pain Management
o Surgical Centers                   o Pharmacy
o Laboratory Services                o Respiratory Services
o Home Infusion therapy              o Sleep Studies
o Chiropractic Services              o Sub-Acute and Skilled Nursing facilities
o Diagnostic Imaging/Radiology       o Hospice Services
o Dialysis Services                  o Bone Growth Stimulators
o Durable Medical Equipment

     ACS  manages  the  administration  of  these  non-hospital,   non-physician
services.

     Through its contracts with over 5000 ancillary service providers (with over 13,000 sites nationwide), ACS is able to offer its clients direct cost savings in the form of discounted rates for contracted services and administrative cost savings by functioning as a single point of contact for managing a comprehensive array of ancillary benefits. ACS benefits management services include processing the claims submitted by its covered providers, re-pricing the claims, submitting the claims for payment, receiving and disbursing claims payments and performing customer service functions for its clients and contracted providers. For preferred provider organization ("PPO"), third party administrator ("TPA") and similar clients, contracting with ACS also allows the clients to market comprehensive, efficient and affordable ancillary service benefits to their payor customers.

     As part of its ancillary benefits management services, ancillary providers submit claims at full retail charges to ACS for services performed for covered members. ACS re-prices these claims under the relevant payor fee schedules, performs electronic conversion and HIPAA formatting services, and submits the re-priced claims to the appropriate payors. After adjudication of the claims by the Payor, the Payor issues an Explanation of Benefits and check for each claim. In most cases, these checks are sent to ACS. ACS then pays the providers under the relevant provider fee schedules. The difference between the amounts received by ACS from its clients and the amounts paid by ACS to its contracted providers represents ACS gross margin on its benefits management services.

     Value-added   services  that  ACS  provides  to  its  clients  include  the following:

     Ancillary network analysis. ACS analyzes the available claims history from each client and develops a specific plan to meet their needs. This analysis identifies high-volume providers that are not already in ACS network. ACS attempts to contract with such providers to maximize discount levels and capture rates.

     Ancillary out-of-network negotiations. For services performed by providers outside of the ACS network, ACS negotiates a discounted rate for the client on a case specific basis.

     Ancillary custom network. ACS customizes its network to meet the needs of each client. In particular, ACS reviews the "out-of-network" claims history through its network analysis service and develops a strategy to create a network that efficiently serves the client's needs. This may involve adding additional providers for a client and removing providers the client wants excluded from their network.

     Ancillary reimbursement. ACS uses its network analysis to develop a single reimbursement level for all ancillary providers. ACS also processes denials and appeals for its clients and for its contracted providers.

     Ancillary network management. ACS manages ancillary service provider contracts, reimbursement and credentialing for its clients. This provides administrative benefits to ACS clients and reduces the burden on providers who typically must supply credentialing documentation and engage in contract negotiation with separate payors.

     Ancillary utilization management support. ACS provides support for utilization and case management efforts used by each payor. ACS facilitates preauthorization at the point of referral based on pre-established criteria. ACS also "flags" cases for follow-up, review, and concurrent reviews to ensure all the payor guidelines are followed by each service provider and the efficacy of services and progress of the patient is satisfactory. There are a large number of high demand cases that are subject to case management efforts. For those cases, ACS helps coordinate the supporting documentation and preparation of reports to manage and monitor progress and establishment of reserves for specific claims.

     Ancillary systems integration. ACS has created a proprietary software system that enables it to manage many different customized accounts and includes the following modules:

       o Provider network management
       o Credentialing
       o Eligibility management and card printing
       o Claims and case referral management
       o Data transfer management/EDI
       o Repricing and auto-adjudication
       o Multi-level reimbursement management
       o Posting, EOB, check, and e-funds processes
       o Customer service management
       o Directory management
       o Claim repricing / adjudication
       o Advanced data reporting

     Ancillary reporting. ACS provides a complete suite of reports to each client monthly. The reports cover contracting efforts and capture rates, discount levels, referral volumes by service category and complete claims and utilization reports.

     Ancillary claims management. ACS provides claims management services through its operation in Pittsboro, Indiana. ACS can manage ancillary claims flow, both electronic and paper, and integrate into the client's process electronically or through repriced paper claims. ACS can also perform a number of customized processes that add additional value for each client. As part of the claims management process, ACS manages the documentation requirements specific to each payor. When claims are submitted from the service provider without required documentation, ACS works with the provider to get the documentation so that the claim is not denied by the payor. This also saves labor costs for the payors.

     ACS estimates that at least 80% of all claims in ACS ancillary categories are submitted by paper. ACS is able to provide a conversion of these paper claims into the HIPAA-compliant Electronic Data Interchange ("EDI") form through its scanning operations.

Sales and Marketing

     Through  1997,  Patient  Infosystems'  efforts  focused  primarily  on  the development of disease management programs. Beginning in 1998, Patient Infosystems began aggressively marketing the other services that its technology platform can provide, including demand management, patient surveys, pharmaceutical support programs and outcomes analysis. During 2002 and 2003, Patient Infosystems has marketed its integrated Care Team Connect for Health product. Its target market is the organization that pays for health care services on behalf of its members, employees or beneficiaries. These industry organizations include several groups: insurance companies, managed care organizations, third party administrators (TPA's), Taft-Hartley health and welfare funds, purchasing coalitions, and self-funded employer groups.

     Sales and marketing efforts for the ACS product line are currently focused on healthcare payor organizations as well as certain value-added re-sellers in the form of TPAs or PPOs. ACS spent several years developing its business model, know-how, infrastructure, client base and provider base and until 2001, ACS focused on managing ancillary benefits in the Workers Compensation market. In early 2001, ACS expanded and refocused its business to address the management of ancillary benefits in the Group Health market. It launched its Group Health initiatives by marketing to healthcare networks such as TPAs and PPOs. As of the end of 2003, ACS began to focus its marketing efforts on the direct payor community. This is in alignment with the marketing focus for the Care Team Connect product line.

     Patient Infosystems currently employs a sales and marketing staff of three persons to market its services. The Ancillary Network of ACS is marketed through one full time sales person and independent contractors providing additional commission salespersons. In addition, the senior members of Patient Infosystems' management are actively engaged in marketing Patient Infosystems' programs.

     Patient Infosystems has agreements in place with several organizations to co-market Patient Infosystems' products and services. These agreements are in place with CBCA, formerly USI Administrators, Inc., Gilsbar, and Behavioral Solutions. CBCA and Gilsbar are third-party administrators; Behavioral Solutions is a subsidiary of Nelson Communications and the developers of the Quitting Your Way smoking cessation program. These agreements permit either company to co-market and sub-contract for the services of the other company.

Competition

     The market for health care information products and services is intensely competitive. Competitors vary in size and in scope and breadth of products and services offered, and Patient Infosystems competes with various companies in each of its disease target markets. Patient Infosystems' competitors include specialty health care companies, health care information system and software vendors, health care management organizations, pharmaceutical companies and other service companies within the health care industry. Many of these competitors have substantial installed customer bases in the health care industry and the ability to fund significant product development and acquisition efforts. Patient Infosystems also competes against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies.

Research and Development

     Research and development expenses consist primarily of salaries, related benefits and administrative costs allocated to Patient Infosystems' research and development personnel. These personnel are actively involved in the conversion of Patient Infosystems' technology platform to a fully web-enabled design. Patient Infosystems' research and development expenses were $131,782, or 2.3% of total revenues for the fiscal year ended December 31, 2003, $105,614, or 4.5% of total revenues, for the fiscal year ended December 31, 2002, and $190,731, or 12.0%, of total revenues, for the fiscal year ended December 31, 2001. Patient Infosystems anticipates that the amount spent on research and development will remain relatively constant in future periods as it continues its internal process to update its products.

Government Regulation

     The health care industry, including the current business of Patient Infosystems and the expanded operations of Patient Infosystems, including the business of ACS, following the closing of the acquisition described in the Asset Purchase Agreement, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide health care services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Furthermore, state laws govern the confidentiality of patient information through statutes and regulations that safeguard privacy rights. In addition, on August 21, 1996 Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), P.L. 104-191. This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. Patient Infosystems and its customers may be subject to Federal and state laws and regulations that govern financial and other arrangements among health care providers. Furthermore, Patient Infosystems and its customers may be subject to federal and state laws and regulations governing the submission of false healthcare claims to the government and private payers. Possible sanctions for violations of these laws and regulations include minimum civil penalties between $5,000-$10,000 for each false claim and treble damages.

     Threrefor,   Patient   Infosystems  must  continually   adapt  to  changing
regulations. If Patient Infosystems' fails to comply with these applicable laws, the company may be subject to fines, civil penalties, or criminal prosecution.

Employees

     As of March 1, 2004, Patient Infosystems had 90 full time and 37 part-time employees.

Legal Proceedings

     Neither Patient Infosystems, nor any of its subsidiaries, is a party to any material legal proceeding, nor, to the knowledge of Patient Infosystems, is any such proceeding threatened against it or any of its subsidiaries.

                                   MANAGEMENT

Executive Officers and Directors

     The names, ages and positions of our current directors and executive officers are as follows:

Name                     Age  Position

Roger Louis Chaufournier  46  Director, President and Chief Executive Officer
Kent A. Tapper            47  Vice President Financial Planning,
                                Acting Chief Financial Officer
Christine St. Andre       53  Chief Operating Officer
Derace L. Schaffer, MD    56  Chairman of the Board
John Pappajohn            75  Director

     There are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of our stockholders or until their respective successors have been elected and qualified.

     Roger Louis Chaufournier, 46 (President and Chief Executive Officer since April 1, 2000) Mr. Chaufournier has been the President and Chief Executive Officer of Patient Infosystems since April 1, 2000. Prior to joining Patient Infosystems, Mr. Chaufournier was President of the STAR Advisory Group, a healthcare consulting firm he founded in 1998. From August 1996 to July 1999, Mr. Chaufournier was the Chief Operating Officer of the Managed Care Assistance Company, a company that developed and operated Medicaid health plans. Managed Care Assistance Company filed for protection under the federal bankruptcy laws in June 2000. From 1993 to 1996, Mr. Chaufournier was Assistant Dean for Strategic Planning for the Johns Hopkins University School of Medicine. In addition, Mr. Chaufournier spent twelve years in progressive leadership positions with the George Washington University Medical Center from 1981 to 1993. Mr. Chaufournier was also Chairman of the Board and acting President of Metastatin Pharmaceuticals, a privately held company developing therapeutics in the area of prostate cancer. Mr. Chaufournier was a three time Examiner with the Malcolm Baldrige National Quality Award and has served as the national facilitator for the federal Bureau of Primary Health Care chronic disease collaboratives.

     Kent Tapper, 47 (Vice President, Financial Planning of the Company since April 1999). Mr. Tapper has served as Chief Information Officer and Vice President, Systems Engineering and has been with Patient Infosystems since July 1995. Mr. Tapper became the acting Chief Financial Officer of Patient Infosystems in April 2000. From 1992 to 1995, Mr. Tapper served as Product Manager, Audio Response and Call Center Platforms for Northern Telecom, Inc. From 1983 to 1992, Mr. Tapper held Product Manager, Systems Engineering Manager and various engineering management positions with Northern Telecom.

     Christine St. Andre, 53 (Executive Vice President and Chief Operating Officer since June 5, 2000) Ms. St. Andre has been the Executive Vice President and Chief Operating Officer of Patient Infosystems since June 5, 2000. Ms. St. Andre has more than 20 years experience managing complex healthcare organizations. From 1994 to 2000, Ms. St. Andre was Chief Executive Officer for the University of Utah Hospitals and Clinics. Prior to 1994, Ms. St. Andre served as Chief Executive Officer of George Washington University Medical Center. Ms. St. Andre's career in healthcare began in the area of information technology at the Thomas Jefferson University.

     Derace L.  Schaffer,  M.D.,  56 (Chairman  of the Board of Directors  since
1995). Dr. Schaffer has been Chairman of the Board and a Director of Patient Infosystems since its inception in February 1995. Dr. Schaffer is the founder and CEO of the Lan Group, a venture capital firm specializing in healthcare and high technology investments. He serves as a director of Allion Healthcare, Inc., a public company. He is also a director of several private companies, including Source Medical Inc. and Logisticare, Inc. Dr. Schaffer is a board certified radiologist. He received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is a member of Alpha Omega Alpha, the national medical honor society, and is Clinical Professor of Radiology at the University of Rochester School of Medicine.

     John Pappajohn, 75 (Director since 1995). Mr. Pappajohn has been a Director of Patient Infosystems since its inception in February 1995, and served as its Secretary and Treasurer from inception through May 1995. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm and President of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director for the following public companies: Allion Healthcare, Inc., MC Informatics, Inc. and Pace Health Management Systems, Inc.

Board Composition

     We currently have three directors, each serving a term until the next annual meeting of stockholders.

Compensation of Directors

     Our directors do not receive compensation pursuant to any standard arrangement for their services as directors. All directors are reimbursed for expenses incurred in connection with attending meetings, including travel expenses to such meetings.

     Our directors are eligible to participate in the Company's Stock Option Plan. Pursuant to the Stock Option Plan, non-employee directors of the Company receive a one-time grant of a non-qualified stock option to purchase 36,000 shares of the Company's Common Stock at an exercise price equal to fair market value per share on the date of their initial election to the Company's Board of Directors. Such non-qualified stock option vests as to 20% of the option grant on the first anniversary of the grant, and 20% on each subsequent anniversary, is exercisable only during the non-employee director's term and automatically expires on the date such director's service terminates. Upon the occurrence of a change of control, as defined in the Stock Option Plan, all outstanding unvested options immediately vest.

Indemnification Matters

     Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware.

     Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by us and our predecessors during each of the last three fiscal years to our Chief Executive Officer and any other executive officer who received compensation greater than $100,000 during any of the last three fiscal years.

Summary Compensation Table

                                               Annual Compensation         Long-Term
                                                                           Compensation Awards
                                                                           Securities Underlying
        Name and Principal Position          Year   Salary ($)    Bonus    Options
        ---------------------------          ----   ----------    -----
Roger L. Chaufournier,                       2003    219,611      25,385       -
President and Chief Executive Officer
                                             2002    180,841        -          -
                                             2001    196,502        -        16,666

Christine St. Andre,                         2003    184,050      22,212       -
Vice President, Chief Operating Officer
                                             2002    157,512        -          -
                                             2001    171,893        -        12,500
Kent A. Tapper,                              2003    124,154      14,913       -
Vice President, Financial Planning           2002    107,942        -          -
                                             2001    116,628        -         8,333


* No stock options were granted to the Chief Executive Officer and the named executive officers of the Company during 2003

     No stock options were exercised by the Chief Executive Officer or the named executive officers of the Company during 2003. The following table sets forth certain information regarding unexercised options held by the Chief Executive Officer and the named executive officers of the Company at December 31, 2003. The table does not give effect to grants of options that occurred after December 31, 2003. For additional information with respect to these grants, see "Stock Option Plan".

                                      Aggregated Option Exercises during 2003
                                      and Option Values on December 31, 2003

                      Number of Securities Underlying    Value of Unexercised
                          Unexercised Options at        In-the-Money Options at
                           December 31, 2003(#)         December 31, 2003($)(1)
                           --------------------         -----------------------
  Name                  Exercisable Unexercisable      Exercisable Unexercisable
  ----                  ----------- -------------      ----------- -------------
  Roger L. Chaufournier      23,415        9,917           $1,500      1,000
  Christine St. Andre        17,499        7,501            1,125        750
  Kent A. Tapper              9,582        1,751            3,187        263

(1) Calculated based upon $2.40 market value of the underlying securities as of December 31, 2003.

Employment Agreements

     There were no employment agreements with any of the Company's executive officers.


Stock Option Plan

     The Company's Amended and Restated Stock Option Plan (the "Plan") was adopted by the Board of Directors and stockholders in December 2003. As of April 20, 2004, up to 3,500,000 shares of Common Stock are authorized and reserved for issuance under the Plan. Under the Plan, options may be granted in the form of incentive stock options ("ISOs") or non-qualified stock options ("NQOs") from time to time to salaried employees, officers, directors and consultants of the Company, as determined by the Compensation Committee of the Board of Directors. The Compensation Committee determines the terms and conditions of options granted under the Plan, including the exercise price. The Plan provides that the Committee must establish an exercise price for ISOs that is not less than the fair market value per share at the date of the grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the Plan provides that the exercise price must not be less than 110% of the fair market value per share at the date of the grant. The Plan also provides for a non-employee director to be entitled to receive a one-time grant of a NQO to purchase 36,000 shares at an exercise price equal to fair market value per share on the date of their initial election to the Company's Board of Directors. Such NQO is exercisable only during the non-employee director's term and automatically expires on the date such director's service terminates. Each option, whether an ISO or NQO, must expire within ten years of the date of the grant.

     As of June 29, 2004, options to acquire 1,518,827 shares of Common Stock have been granted to employees and directors of the Company. The following table sets forth information regarding the number of options outstanding and the exercise price of these options.

                        Number of Options
                      Outstanding at June
                            29, 2004         Exercise Price
                      --------------------   --------------
                               499              $1.08
                             3,000              $1.67
                            43,748              $2.25
                         1,426,000              $2.28
                            12,500              $6.00
                             6,000              $8.33
                             6,417             $16.50
                             2,500             $22.56
                            16,666             $24.72
                               789             $29.26
                               708             $33.00

     Of these options, 92,827 of the options granted before December 31, 2003 were fully vested, 1,426,000 were granted on January 9, 2004, 456,400 of which vested immediately. The remaining options and all other options granted under the Plan vest as to 20% of the option grant on the first anniversary of the grant, and 20% on each subsequent anniversary.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1999, Patient Infosystems established a credit facility for $1,500,000 guaranteed by Derace Schaffer and John Pappajohn, two directors of Patient Infosystems. In March 2000, the facility was increased by $1,000,000 under substantially the same terms, also guaranteed by the same Board members.

     On March 28, 2001, Patient Infosystems entered into an Amended and Restated Credit Agreement with Wells Fargo Bank Iowa, N.A. ("Wells Fargo"), which extended the term of Patient Infosystems' credit facility to March 31, 2002 under substantially the same terms. Dr. Schaffer and Mr. Pappajohn guaranteed this extension.

     On March 28, 2002, Wells Fargo extended the term of the credit facility to March 31, 2003 under substantially the same terms. Dr. Schaffer and Mr. Pappajohn also guaranteed this extension.

     On June 28, 2002, Patient Infosystems and Wells Fargo agreed on an addendum to the Amended and Restated Credit Agreement which extends the credit facility by an additional $500,000, increasing the total credit facility to $3,000,000. Mr. Pappajohn and Dr. Schaffer also guaranteed this extended credit facility.

     On March 28, 2003, Wells Fargo extended the term of the credit facility to January 2, 2004 under substantially the same terms. Dr. Schaffer and Mr. Pappajohn also guaranteed this extension.

     On December 31, 2003, Patient Infosystems and Wells Fargo further amended the credit facility, which is due and payable on June 30, 2005. Dr. Schaffer and Mr. Pappajohn also guaranteed this extension. In consideration for their guarantees, in February 2004 the Company granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Convertible Preferred Stock, convertible into 475,000 shares of the Company's common stock for $10.00 per preferred share.

     Prior to December 31, 2003, the Company had borrowings from Mr. Pappajohn and Dr. Schaffer. At December 31, 2002, such borrowings totaled $5,077,500. The Company borrowed an additional $150,000 from these directors during 2003.

     On December 31, 2003, the Company converted $4,482,500 in debt and $438,099 of accrued interest owed to Mr. Pappajohn and Dr. Schaffer into common stock by issuing 2,928,986 shares of the Company's common stock using a value of $1.68 per common share. Additionally on December 31, 2003, Mr. Pappajohn agreed to convert his remaining debt of $745,000 and accrued interest of $711,110 into 145,611 shares of the Company's Series D Convertible Preferred Stock at a price of $10.00 per preferred share.

     Between April 2003 and January 2004, Patient Infosystems issued 840,118 shares of Series D 9% Cumulative Convertible Preferred Stock ("Series D Preferred Stock") under the terms of the Note and Stock Purchase Agreement dated April 11, 2003 and as amended on September 10, 2003. These shares can be converted into common stock at a rate of 10 shares of common stock to 1 share of Series D Preferred Stock. Each share of Series D Preferred Stock has voting rights equivalent to 10 shares of common stock. John Pappajohn and Derace Schaffer, members of the Board of Directors of Patient Infosystems, hold 424,233 and 5,318 shares of Series D Preferred Stock, respectively.

     In January 2004, Patient Infosystems borrowed $200,000 from Mr. Pappajohn, a director of the Company, in exchange for an unsecured note that bore no interest if repaid on or before March 31, 2004. The note was repaid on March 29, 2004 and bore no interest as of that date.

     During April and May of 2004, Patient Infosystems borrowed $570,000 from Mr. Pappajohn, a director of the Company, in exchange for unsecured zero interest notes. The notes were repaid on June 21, 2004.

     On June 17, 2004, Patient Infosystems Inc. sold 3,365,000 shares of common stock to institutional and other accredited investors for an aggregate purchase price of $5,653,200 in gross proceeds. Derace Shaffer, our Chairman of the Board, purchased 100,000 shares of common stock in the private placement.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's Common and Common equivalent Preferred Stock as of August 28, 2004, (i) by each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) the Chief Executive Officer and each named executive officer listed in the Summary Compensation Table below, (iii) each director and nominee for director of the Company and (iv) all executive officers and directors of the Company as a group. As of June 29, 2004, there were 9,621,799 shares outstanding. None of the persons listed below are Selling Stockholders.


                                                                Shares        Percentage
                                                             Beneficially  Beneficially Owned
                         Beneficial Owner(1)                     Owned
John Pappajohn(2)                                             7,640,090         53.58%
Principle Life Insurance(3)                                   3,551,490         26.96%
  810 Grand Ave.
  Des Moines, IA 50392
American Caresource Corporation                               1,100,000         11.43%
  17400 Dallas Parkway
  Dallas, TX 75287
Derace L. Schaffer(4)                                         1,014,470         10.02%
Crestview Capital Master, LLC                                   500,000          5.20%
  95 Revere Drive, Suite A
  Northbrook, IL 60062
Gibralt Capital Corporation                                     500,000          5.20%
  2600-1075 W. Georgia Street
  Vancouver, BC V6E3C9
Roger Louis Chaufournier(5)                                     233,332          2.37%
Christine St. Andre(6)                                          125,000          1.28%
Kent A. Tapper(7)                                                73,841          0.76%

All directors and executive officers as a group (6 persons)   9,086,733         59.82%

Total Shares Outstanding as of June 29, 2004                  9,621,799

(1) Unless otherwise noted, the address of each of the listed persons is c/o the Company at 46 Prince Street, Rochester, New York 14607.


(2) Includes 30,000 shares held by Halkis, Ltd., a sole proprietorship owned by Mr. Pappajohn, 30,000 shares held by Thebes, Ltd., a sole proprietorship owned by Mr. Pappajohn's spouse and 30,000 shares held directly by Mr. Pappajohn's spouse. Mr. Pappajohn disclaims beneficial ownership of the shares owned by Thebes, Ltd. and by his spouse. Includes options to purchase 3,000 shares which are either currently exercisable or which become exercisable within 60 days of April 28, 2004, 110,000 Common Share equivalents for the 11,000 shares of Series C Convertible Preferred Stock and 4,242,330 Common Share equivalents for the 424,233 shares of Series D Convertible Preferred Stock beneficially owned as of June 29, 2004.

(3) Includes 3,551,490 Common Share equivalents for the 355,149 shares of Series D Convertible Preferred Stock beneficially owned as of June 29, 2004.

(4) Includes 12,000 shares held by Dr. Schaffer's children. Also includes 3,000 shares which are issuable upon the exercise of options that are either currently exercisable or which become exercisable within 60 days of June 29, 2004, 250,000 Common Share equivalents for the 25,000 shares of Series C Convertible Preferred Stock and 53,180 Common Share equivalents for the 5,318 shares of Series D Convertible Preferred Stock beneficially owned as of June 29, 2004.

(5) Includes options to purchase 233,332 shares which are either currently exercisable or which become exercisable within 60 days of the date of June 29, 2004. Does not include 200,000 shares subject to outstanding options that are not exercisable within 60 days of June 29, 2004.

(6) Includes options to purchase 125,000 shares which are either currently exercisable or which become exercisable within 60 days of the date of June 29, 2004. Does not include 100,000 shares subject to outstanding options that are not exercisable within 60 days of June 29, 2004.

(7) Includes options to purchase 73,933 shares which are either currently exercisable or which become exercisable within 60 days of June 29, 2004. Does not include 62,500 shares subject to outstanding options that are not exercisable within 60 days of June 29, 2004.

                              SELLING STOCKHOLDERS


     The following table lists the name of each selling stockholder, the number of shares owned by each selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the sale of the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. An aggregate of up to 877,125 shares of our common stock may be offered and sold pursuant to this prospectus by the selling stockholders. We will file a post-effective amendment to identify any additional selling shareholders.


     No selling stockholder has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock and other securities.


     The following table sets forth certain information as of April 15, 2004 regarding the sale by the selling stockholders of 877,125 shares of common stock in this offering.

     We issued an additional 155,161 shares of common stock to the Selling Stockholders because purchase price for the investors in the private placement that occurred on June 17, 2004 was lower than the price paid per share by the Selling Stockholders. Such additional shares have been included as shares beneficially owned before the offering, but not as shares registered pursuant to this offering.


                                        Shares Beneficially  Shares to be        Shares
                                         Owned Before the    Registered    Beneficially Owned
            Selling Stockholder            Offering (1)      Pursuant to    After the Offering
                                                           this Offering

John C. Lipman                                201,014           114,625 (2)      201,014
Jack Erlanger                                 83,043            50,000           83,043
Mark Finkle                                   59,523            50,000           59,523
Edward Newman                                 29,761            25,000           29,761
Patrick Tully                                 208,333           175,000          208,333
Wasatch Micro Cap Value Fund (3)              297,619           250,000          297,619
Tucson Traditions (4)                         59,523            50,000           59,523
American High Growth Equities Retirement
Fund (5)                                      119,047           100,000          119,047
Joseph Giamanco (6)                           59,523            50,000           59,523
Maxim Group LLC (7)                           12,500            12,500           12,500


(1) Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by him. Selling stockholders are deemed to beneficially own the shares of common stock issuable upon the exercise of their warrants.

(2) Includes shares of common stock issuable upon exercise of a warrant to purchase 50,000 shares of common stock. Such warrants were issued for consulting services in connection with an investor relations agreement. Such warrants were issued under an exemption from registration pursuant to
     Section 4(2) and Rule 506 of the Securities Act of 1933.

(3) Brian Bythrow exercises voting control over the shares held by Wasatch Micro Cap Value Fund.

(4) In March 2004, Patient Infosystems sold 50,000 shares of common stock to Tucson Traditions for $100,000 cash, under an exemption from registration pursuant to Section 4(2) and Rule 506 of the Securities Act of 1933. Edward Burger exercises voting control over the shares held by Tucson Traditions.

(5) In March 2004, Patient Infosystems sold 100,000 shares of common stock to American High Growth Equities Retirement Fund for $200,000 cash, under an exemption from registration pursuant to Section 4(2) and Rule 506 of the Securities Act of 1933. Brad Butler exercises voting control over the shares held by American High Growth Equities Retirement Fund.

(6) In March 2004, Patient Infosystems sold 50,000 shares of common stock to Joseph Giamanco for $100,000 cash, under an exemption from registration pursuant to Section 4(2) and Rule 506 of the Securities Act of 1933.

(7) Includes shares of common stock issuable upon exercise of a warrant to purchase 12,500 shares of common stock. Andrew Scott exercises voting control over the shares held by Maxim Group LLC. Maxim Group LLC is a registered broker-dealer and therefore, is considered an underwriter with respect to these securities.



     On February 24, 2004, Patient Infosystems sold 592,500 shares of common stock, for $1,185,000 to six accredited investors, under an exemption from registration pursuant to Section 4(2) and Rule 506 of the Securities Act of 1933. There was $68,250 of fees paid and a warrant to purchase 12,500 shares of Patient Infosystems common stock for $2.00 per share issued in connection with these funds. Patient Infosystems agreed to file a registration statement on Form SB-2 for the sale of these shares.

                              Plan Of Distribution

     The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our common stock currently trades on the OTC Bulletin Board. Any sales by the selling stockholders may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales;

o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in any of their warrants or common stock issuable upon conversion of their warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares underlying the warrants from time to time under this prospectus.

     The selling stockholders also may transfer their warrants or shares of common stock issuable upon conversion of their warrants in other circumstances, in which case the pledges, donees, transferees, assignees or other successors-in-interest will be a "selling stockholder" for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We will not receive any proceeds from sales of any shares by the selling stockholders. However, we may receive an aggregate of $162,500 upon the exercise of all the warrants held by selling stockholders, if such warrants are exercised for cash. We will use such funds, if any, for working capital and general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 100,000,000 shares of capital stock divided into
(i) 80,000,000 shares of common stock, par value $0.01 per share and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share. As of June 29, 2004, there are 9,571,799 shares of our common stock outstanding, held of record by approximately 750 stockholders. There are 915,118 shares of Preferred Stock outstanding, held by 39 stockholders.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

     o to receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

     o in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

     All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

     Our Board of Directors has the authority, within the limitations set forth in our certificate of designations and certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

     Series C Preferred Stock

     The  holders of Series C  Preferred  Stock are  entitled to eight votes for each share held of record on all matters submitted to a vote of stockholders. Holders of Series C Preferred Stock are entitled to receive cumulative 9% dividends on an annual basis and ratably such dividends as may be declared by the Board of Directors of Patient Infosystems out of funds legally available therefor. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Patient Infosystems, then, prior, and in preference to any distribution of any assets to the holders of common stock, the holders of Series C Preferred Stock will be entitled to be paid in full in an amount equal to (i) a per share price for each share of Series C Preferred Stock outstanding plus
(ii) an amount equal to a cumulative, unpaid dividend at a 9% rate per annum plus (iii) an amount equal to all declared but unpaid dividends on each such share accrued up to such date of distribution. For purposes of calculating these preference payments, the per share price has been $10.00 for the Series C Preferred Stock. One share of the Series C Preferred Stock may be converted at any time, at the holder's option, into eight shares of common stock. Holders of Series C Preferred Stock have no preemptive rights.

     The conversion rate will be adjusted if Patient Infosystems pays a dividend on its common stock or subdivides or combines its outstanding common stock. If at any time, Patient Infosystems proposes to offer and sell shares of preferred stock having a conversion rate that is less than $1.25 per share of common stock, then the conversion rate for the Series C Preferred Stock will be adjusted such that each share of Series C Preferred Stock will be convertible into such number of shares that equals $10.00 divided by the conversion rate of the new shares of preferred stock offered and sold. As a result, each share of Series C Preferred Stock will be convertible into 10 shares of common stock or an aggregate of 750,000.

     Series D Preferred Stock

     The holders of Series D Preferred Stock are currently entitled to one hundred twenty votes for each share held of record on all matters submitted to a vote of stockholders. Holders of Series D Preferred Stock are entitled to receive cumulative 9% dividends on an annual basis and ratably such dividends as may be declared by the Board of Directors of Patient Infosystems out of funds legally available therefore. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Patient Infosystems, then, prior, and in preference to any distribution of any assets to the holders of Common Stock, the holders of Series D Preferred Stock will be entitled to be paid in full in an amount equal to (i) a per share price for each share of Series D Preferred Stock outstanding plus (ii) an amount equal to a cumulative, unpaid dividend at a 9% rate per annum plus (iii) an amount equal to all declared but unpaid dividends on each such share accrued up to such date of distribution. For purposes of calculating these preference payments, the per share price will be $10.00 for each share of Series D Preferred Stock. One share of the Series D Preferred Stock may be converted at any time, at the holder's option, into one hundred twenty shares of Common Stock. Holders of Series D Preferred Stock have no preemptive rights. The 840,118 shares of Series D Preferred Stock outstanding may be convertible into 8,401,180 shares of common stock.

     The conversion rate will be adjusted if Patient Infosystems pays a dividend on its common stock or subdivides or combines its outstanding common stock. The conversion rate will also be adjusted if Patient Infosystems issues or sells common stock or securities convertible into common stock at a price less than the then effective conversion rate, in which case the conversion rate will be adjusted to an amount equal to the effective price per share of the securities sold in the transaction giving rise to the adjustment.

     Holders of a majority in voting power of the Series D Preferred Stock have the right to elect two members of the Board of Directors of Patient Infosystems. Warrants

     As of June 29, 2004, we have outstanding warrants to purchase the equivalent of 686,791 shares of our common stock. We issued warrants to purchase 12,500 shares of our common stock at an exercise price of $2.00 per share pursuant to a private placement that occurred in February 2004.


Market for Common Stock

     Shares of our common stock are listed on the OTC Bulletin Board under the symbol PATY.

Transfer Agent and Registrar

     Our transfer agent and registrar is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

     We currently have 9,621,799 shares of common stock outstanding. Of the 9,621,799 shares of common stock outstanding, up to 1,803,384 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

     All of the remaining shares of common stock currently outstanding are "restricted securities" or owned by "affiliates", as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144. As of June 29, 2004, there were outstanding options and warrants to purchase 2,205,618 shares of our common stock.

Rule 144

     Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     o    1% of our then outstanding shares of common stock; or

     o the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

     A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

     We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder", unless (i) the business combination or the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the "interested stockholder" attained such status the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws eliminate the right of stockholders to call special meetings of stockholders. These and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or changes in the control or management of Patient Infosystems, Inc. even if doing so would be beneficial to our stockholders.

Reports to Stockholders

     We have and will continue to comply with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934.

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon by McCarter & English, LLP.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of Patient Infosystems, Inc. as of December 31, 2003 and 2003 and for each of the three years ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of American Caresource Corporation that have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

a) Deloitte & Touche LLP resigned as the Registrant's independent accountants on April 21, 2004.

b) The Audit Committee of the Board of Directors of the Registrant approved on April 28, 2004 the engagement of the accounting firm of McGladrey & Pullen, LLP as accountants for the Registrant for the year ending December 31, 2004.

c) Deloitte & Touche LLP's reports on the financial statements for the past two years ended December 31, 2003 and 2002 contained no adverse opinion or disclaimer of opinion. Deloitte & Touche LLP's reports on the financial statements contained an explanatory paragraph expressing substantial doubt about the Registrant's ability to continue as a going concern.

d) In connection with its audits for the two most recent fiscal years ended December 31, 2003 and 2002 and through April 21, 2004, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

                          Index to Financial Statements

Patient Infosystems, Inc.
Annual Financial Statements
Report of Independent Registered Public Accounting Firm.....................64
Consolidated Balance Sheets at December 31, 2003 and 2002...................65
Consolidated Statements of Operations for the years ended
   December 31, 2003, 2002 and 2001.........................................66
Consolidated Statements of Changes in Stockholders' Equity for
   the years ended December 31, 2003, 2002 and 2001.........................67
Consolidated Statements of Cash Flows for the years ended
   December 31, 2003, 2002 and 2001.........................................68
Notes to Consolidated Financial Statements..................................69
Schedule-II.................................................................83
Quarterly Financial Statements
Consolidated Balance Sheets at of March 31, 2004 and December 31, 2003......84
Consolidated Statements of Operations (unaudited) for the
   three month ended March 31, 2004.........................................85
Consolidated Statements of Cash Flows for the years ended
   three month ended March 31, 2004.........................................86
Notes to Consolidated Financial Statements for the
   three month ended March 31, 2004.........................................87

American Caresource Corporation
Annual Financial Statements
Independent Auditor's Reports...............................................92
Balance Sheets at December 31, 2003 and 2002................................94
Statements of Operations for the years ended December 31, 2003 and 2003.....96
Statements of Changes in Stockholders'
   Equity for the years endedDecember 31, 2003 and 2002.....................97
Statements of Cash Flows for the years ended December 31, 2003 and 2002.....98
Notes to Consolidated Financial Statements..................................99

Unaudited Pro Forma Combined Condensed Financial Statement
Unaudited Pro Forma Combined Condensed Financial Statement.................110
Unaudited Pro Forma Combined Condensed Statements of
  Operations for the year ended December 31, 2003..........................111
Notes to Unaudited Pro Forma Combined Condensed Statements
  of Operations for the year ended December 31, 2003.......................112

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders of Patient InfoSystems, Inc. Rochester, New York


     We have audited the accompanying consolidated balance sheets of Patient Infosystems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31,
2003. Our audits also included the financial statement schedule on page 83. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Patient Infosystems, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and negative working capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP
Rochester, New York
March 30, 2004

PATIENT INFOSYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
-------------------------------------------------------------------------------------------------- ------------------


ASSETS                                                                                 2003              2002

CURRENT ASSETS:
  Cash and cash equivalents                                                          $    397,851    $         5,011
  Accounts receivable (net of doubtful accounts allowance of $52,141 and $55,000)         771,258            441,216
  Prepaid expenses and other current assets                                               156,729            105,827
  Notes receivable                                                                           -               200,000
                                                                                 ----------------- ------------------
        Total current assets                                                            1,325,838            752,054

PROPERTY AND EQUIPMENT, net                                                               305,551            285,747

OTHER ASSETS:
  Intangible assets (net of accumulated amortization of $586,830 and $443,258)            497,893            179,465
  Goodwill                                                                              6,981,876
                                                                                 ----------------- ------------------

TOTAL ASSETS                                                                          $ 9,111,158        $ 1,217,266
                                                                                 ----------------- ------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Bank overdraft                                                                      $   189,608         $     -
  Accounts payable                                                                      1,337,862            379,004
  Accrued salaries and wages                                                              442,299            208,752
  Accrued expenses                                                                      1,472,445            351,621
  Accrued interest                                                                         61,558            713,554
  Current maturities of long-term debt                                                    294,117               -
  Borrowings from directors                                                                  -             5,077,500
  Deferred revenue                                                                        336,598            157,074
                                                                                 ----------------- ------------------
        Total current liabilities                                                       4,134,487          6,887,505

LINE OF CREDIT                                                                          3,000,000          3,000,000
LONG-TERM DEBT                                                                             40,295               -

COMMITMENTS  (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock - $.01 par value:  shares authorized: 20,000,000
    Series C, 9% cumulative, convertible
      issued and outstanding: 2003 & 2002 - 100,000                                         1,000              1,000
    Series D, 9% cumulative, convertible
      issued and outstanding: 2003 - 830,100                                                8,301               -
  Common stock - $.01 par value:
      authorized: 80,000,000; issued and outstanding:  2003 - 4,960,354
      authorized: 20,000,000; issued and outstanding:  2002 - 10,956,024                   49,604            109,560
  Additional paid-in capital                                                           45,596,684         24,132,153
  Accumulated deficit                                                                 (43,719,213)       (32,912,952)
                                                                                 ----------------- ------------------
        Total stockholders' equity (deficit)                                            1,936,376         (8,670,239)
                                                                                 ----------------- ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                  $ 9,111,158        $ 1,217,266
                                                                                 ----------------- ------------------

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC.

CONSOLIDATED  STATEMENTS OF OPERATIONS  YEARS ENDED DECEMBER 31, 2003,  2002 AND 2001
-----------------------------------------------------------------------------------------------

                                              2003                2002                2001


REVENUES                                 $    5,687,293      $   2,355,677       $   1,586,443
                                     ------------------- ------------------ -------------------
COSTS AND EXPENSES:
  Cost of revenue                             4,162,759          1,914,464           2,420,151
  Sales and marketing                           893,833            746,353             813,975
  General and administrative                  1,125,926          1,282,683           2,028,804
  Research and development                      131,782            105,614             190,731
                                     ------------------- ------------------ -------------------
        Total costs and expenses              6,314,300          4,049,114           5,453,661
                                     ------------------- ------------------ -------------------

OPERATING LOSS                                (627,007)        (1,693,437)         (3,867,218)

Amortization of debt discount               (2,143,120)                  -                   -
Other expense, net                            (607,834)          (530,924)           (598,087)
                                     ------------------- ------------------ -------------------

NET LOSS                                    (3,377,961)        (2,224,361)         (4,465,305)

CONVERTIBLE PREFERRED STOCK DIVIDENDS       (7,671,557)           (90,000)            (90,000)
                                     ------------------- ------------------ -------------------

NET LOSS ATTRIBUTABLE TO
 COMMON STOCKHOLDERS                     $ (11,049,518)      $ (2,314,361)       $ (4,555,305)
                                     =================== ================== ===================
NET LOSS PER SHARE - BASIC
   AND DILUTED                                 $ (3.25)           $ (2.36)            $ (5.17)
                                     =================== ================== ===================
WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                         3,399,616            979,668             880,875

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                                                      Additional                      Total
                                                Common Stock        Preferred Stock     Paid-in     Accumulated   Stockholders'
                                              Shares      Amount    Shares   Amount     Capital       Deficit     Equity(Deficit)
                                           ------------ ---------- --------- -------- ------------ -------------- -------------
Balance at December 31, 2000                 8,220,202   $ 82,202   100,000  $ 1,000  $23,951,103  $(26,223,286)  $ (2,188,981)

Compensation expense related to
  issuance of  stock                         2,319,156     23,191      -        -         329,482          -           352,673

Debt issuance costs in the form
  stock warrants                                  -          -         -        -          35,735          -            35,735

Immaculate exercise of stock warrants          416,666      4,167      -        -          (4,167)         -              -

Dividends on
  Series C Convertible Preferred Stock            -          -         -        -         (90,000)         -           (90,000)

Net loss for the year ended
      December 31, 2001                           -          -         -        -            -       (4,465,305)    (4,465,305)
                                           ------------ ---------- --------- -------- ------------ -------------- -------------
Balance at December 31, 2001                10,956,024    109,560   100,000    1,000   24,222,153   (30,688,591)    (6,355,878)

Dividends on
  Series C Convertible Preferred Stock            -          -         -        -         (90,000)         -           (90,000)

Net loss for the year ended
      December 31, 2002                           -          -         -        -            -       (2,224,361)    (2,224,361)
                                           ------------ ---------- --------- -------- ------------ -------------- -------------
Balance at December 31, 2002                10,956,024    109,560   100,000    1,000   24,132,153   (32,912,952)    (8,670,239)

Exercise of stock options                          400          4      -        -              32          -                36

Give effect to 1 for 12 reverse split of
common stock                               (10,043,389)  (100,434)     -        -         100,434          -              -

Issuance of common stock                     4,047,319     40,474      -        -       6,759,023          -         6,799,497

Issuance of Series D Preferred                    -          -      830,100    8,301    7,419,999          -         7,428,300

Beneficial Conversion on Series D issuance        -          -         -        -       7,428,300    (7,428,300)          -

Dividends on
  Series C Convertible Preferred Stock            -          -         -        -         (90,000)         -           (90,000)

  Series D Convertible Preferred Stock            -          -         -        -        (153,257)         -          (153,257)

Net loss for the year ended
      December 31, 2003                           -          -         -        -             -      (3,377,961)    (3,377,961)
                                           ------------ ---------- --------- -------- ------------ -------------- -------------

Balance at December 31, 2003                 4,960,354   $ 49,604   930,100  $ 9,301  $45,596,684  $(43,719,213)   $ 1,936,376
                                           ============ ========== ========= ======== ============ ============== =============

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
----------------------------------------------------------------------------------------------------------------------------

                                                                                 2003             2002             2001
                                                                                 ----             ----             ----

OPERATING :
  Net loss                                                                  $ (3,377,961)   $ (2,224,361)     $ (4,465,305)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
      Depreciation and amortization                                               310,433         374,099           695,369
      Amortization of debt discount                                             2,143,120            -                 -
      Gain on sale of property                                                       -               (400)            4,772
      Noncash interest income                                                    (129,499)           -                 -
      Loss on investments                                                            -               -              200,000
      Compensation expense related to issuance of stock warrants and options         -               -              352,673
      Decrease (increase) in accounts receivable                                  156,393        (167,425)          137,645
      (Increase) decrease in prepaid expenses and other current assets            (34,960)        (17,378)           77,718
      Increase (decrease) in accounts payable                                     172,084         267,986          (122,527)
      Increase in accrued salaries and wages                                       40,025          32,134               460
      Increase (decrease) in accrued expenses                                      19,007        (215,584)          198,745
      Increase in accrued interest                                                645,832         431,024           232,429
      Increase (decrease) in deferred revenue                                     179,524          33,934           (38,821)
                                                                            -------------- --------------- -----------------
            Net cash provided by (used in) operating activities                   123,998      (1,485,971)       (2,726,842)
                                                                            -------------- --------------- -----------------
INVESTING:
  Property and equipment additions                                                (34,185)         (8,867)           (9,240)
  Proceeds from sale of property and equipment                                       -                400               800
  Increase in notes receivable                                                       -           (200,000)             -
  Acquisition of American Caresource, net of cash acquired of $1,710           (3,348,290)           -                 -
  Acquisition expenses                                                           (173,719)           -                 -
                                                                            -------------- --------------- -----------------
          Net cash used in investing activities                                (3,556,194)       (208,467)           (8,440)
                                                                            -------------- --------------- -----------------

FINANCING:
  Exercise of stock options                                                            36            -                 -
  Borrowings from directors                                                       150,000       1,170,000         2,736,500
  Borrowings from shareholders                                                  3,675,000            -                 -
  Proceeds from line of credit                                                       -            500,000              -
                                                                            -------------- --------------- -----------------
            Net cash provided by financing activities                           3,825,036       1,670,000         2,736,500
                                                                            -------------- --------------- -----------------
NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                             392,840         (24,438)            1,218

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      5,011          29,449            28,231
                                                                            -------------- --------------- -----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $ 397,851         $ 5,011          $ 29,449
                                                                            -------------- --------------- -----------------
Supplemental disclosures of cash flow information
   Cash paid for interest expense                                                $ 97,559       $ 102,856         $ 169,490
                                                                            ============== =============== =================

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - Patient Infosystems, Inc. (the "Company") designs and develops health care information systems and services to manage, collect and analyze patient-related information to improve patient compliance with prescribed treatment protocols. Through its various patient compliance programs for disease state management, the Company provides important benefits for the patient, the health care provider and the payor.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Patient Infosystems Canada, Inc., which ceased operations in January 2001 and American Caresource Holdings, Inc. which was created in December 2003. Significant intercompany transactions and balances have been eliminated in consolidation.

     Acquisition - On December 31, 2003, the Company acquired substantially all the assets and liabilities of American Caresource Corporation for a total purchase price of $5,732,116. The purchase consideration included (a) 1,100,000 shares of common stock valued at $1,848,000; (b) $3,679,499 of notes  and  accrued  interest  owed  the  Company  by  American  Caresource
     Corporation that was extinguished by the business combination and (c) $204,617 of direct expenses associated with the acquisition. The common stock issued in the transaction was valued at $1.68 per share based upon the measurement date for this transaction of April 14, 2003, which is the date the terms of the proposed transaction were agreed upon and announced to the public.

     Information related to the acquisition is as follows:

     Purchase price                           $      5,732,116
                                              ================
     Purchase allocation:
     Current assets                           $        504,087
     Property and equipment                            152,480
     Identifiable intangible assets                    462,000
     Current liabilities, excluding current
        portion of long-term debt                   (2,033,915)
     Long-term debt                                   (334,412)
     Goodwill                                        6,981,876
                                               ---------------
                                              $      5,732,116

     This acquisition has been accounted for using the purchase method of accounting and accordingly, the results of the operations of this acquisition have been included in the consolidated financial statements from the date of the acquisition. Since the acquisition occurred at the close of business on December 31, 2003, there are no operating results reflected in the accompanying 2003 consolidated statement of operations.

     The allocation of the purchase price to identifiable intangible assets and goodwill has not been finalized, and any required adjustments will be recorded as necessary in 2004.

     The following unaudited pro forma summary presents the Company's consolidated results of operations for 2003 and 2002 as if the acquisition had been consummated at January 1, 2002. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of identifiable intangible assets and interest on certain debt.

                                                                        December 31,
                                                                    2003                  2002
                                                           --------------------- ---------------------
     Revenue                                                 $    14,851,682         $  11,996,817

     Operational costs                                          (18,882,522)          (17,936,490)

     Other costs                                                 (2,490,533)             (166,707)
                                                           --------------------- ---------------------
     Net loss                                                    (6,521,373)           (6,106,380)

     Dividends and beneficial conversions                          (837,090)           (8,265,390)
                                                           --------------------- ---------------------
     Net loss attributable to common shareholders            $   (7,358,463)         $(14,371,770)
                                                           ===================== =====================
     Net loss per share (using 3,399,616 weighted average
     shares outstanding at December 31, 2003.                $        (2.16)         $      (4.23)
                                                           ===================== =====================

     The pro forma results are not necessarily indicative of those that would have occurred had the acquisition taken place at the beginning of the periods presented.

     Going Concern - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company incurred a net loss for 2003 of $3,377,961 and had negative working capital of $2,808,649 at December 31, 2003. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

     The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependant upon its ability to generate sufficient cash flow to meet its obligations, to obtain additional financing and, ultimately, to attain successful operations.

     Management is currently assessing the Company's operating structure for the purpose of reducing ongoing expenses, increasing sources of revenue and is negotiating the terms of additional debt or equity financing. The recently completed acquisition of American Caresource Corporation is being integrated into the operation of the Company. Opportunities to expand the existing customer relationships of both organizations to include the services of both organizations are being assessed by management. Management believes that the access to capital will provide the newly acquired entity the stability needed to begin a period of growth. In addition, successes in outcomes from disease management programs are being leveraged in an attempt to increase revenues from sales.

     Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

     Fair Value of Financial Instruments - The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, borrowings from directors, a line of credit and long-term debt. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

     Revenue Recognition and Deferred Revenue - The Company's principal source of revenue to date has been from contracts with various pharmaceutical companies and managed care organizations for the development and operation of disease management programs for chronic diseases, disease management programs and other health care information system applications. Deferred revenue represents amounts billed in advance of delivery under these contracts.

     Development Contracts - The Company's program enhancements consist of specific changes or modifications to existing products requested by customers and are short-term in nature. Therefore, revenue is recognized upon delivery of the enhancement.

     Program Operations - The Company's program operation contracts call for a per-enrolled patient fee to be paid by the customer for a series of program services as defined in the contract. The timing of customer payments varies by contract, but typically occurs in advance of the associated services being provided. Revenues from program operations are recognized ratably as the program services are delivered.

     Licenses - Revenue derived from software license fees is recognized when the criteria established by Statement of Position 97-2, Software Revenue Recognition, is satisfied. License fees associated with hosting arrangements (e.g., arrangements that include the right of the customer to use the software stored on the Company's hardware), are recognized ratably over the hosting period when such fees are fixed and determinable. Hosting fees with payment terms extending past one year are recognized as payments become due.

     Cash and Cash Equivalents - Cash and cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

     Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions.

     The Company's current contracts are concentrated in a small number of customers, consequently, the loss of any one of its customers could have a material adverse effect on the Company and its operations. During the years ended December 31, 2003, 2002 and 2001, approximately $3,635,661 (64%),
     $1,680,475  (71%),  and $1,027,931  (65%),  respectively,  of the Company's revenues arose from contracts with three customers. At December 31, 2003 and 2002, accounts receivable included balances of $151,688 and $317,046, respectively, from contracts with these customers.

     Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years.

     Asset Impairment - The Company regularly assesses all of its long lived assets for impairment and recognizes a loss when the carrying value of an asset exceeds its fair value. The Company determined that no impairment loss of long lived assets need be recognized for applicable assets in 2003, 2002 and 2001.

     Intangible Assets - Intangible assets at December 31, 2002 represent a purchased software asset of the Company's web based services that is being amortized over 4 years using the straight-line method. This asset balance at December 31, 2003 totaled $35,893. At December 31, 2003, intangible assets also includes, among other things, a customer list and relationships acquired from American Caresource Corporation on December 31, 2003 totaling $462,000.

     Research and Development - Research and development costs are expensed as incurred.

     Income Taxes - Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards.

     Net Loss Per Share - The calculations for the basic and diluted loss per share were based on net loss attributable to common stockholders of $11,049,518, $2,314,361 and $4,555,305 and a weighted average number of common shares outstanding, including convertible preferred shares, of 3,399,616, 979,668 and 880,875 for the years ended December 31, 2003, 2002 and 2001 after giving effect to the 1 for 12 reverse stock split approved by the Company's stockholders on December 31, 2003, respectively. All per share information included in the consolidated financial statements and the footnotes thereto have been restated for effect of the 1 for 12 reverse stock split. The computation of fully diluted loss per share for 2003, 2002 and 2001 did not include 101,160, 92,928 and 103,128 shares of common stock, respectively, which consist of outstanding convertible preferred shares, options and warrants because the effect would be antidilutive due to the net loss in those years.

     The calculation of the Company's net loss per share for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                                2003               2002             2001
                                                                ----               ----             ----
     Net loss per share - basic and diluted
        Net loss attributable to common stockholders        $(11,049,518)      $(2,314,361)     $(4,555,305)
                                                         ----------------- ----------------- ----------------
        Actual weighted average common shares outstanding         924,109           913,002          814,209
        Weighted average preferred shares outstanding
           convertible into common shares                       2,475,507            66,666           66,666
                                                         ----------------- ----------------- ----------------
        Total weighted average common shares outstanding        3,399,616           979,668          880,875
                                                         ----------------- ----------------- ----------------
        Net loss per share - basic and diluted                 $   (3.25)         $  (2.36)        $  (5.17)
                                                         ================= ================= ================

     Retirement  Plan - The Company has a retirement  plan that qualifies  under
     Section 401(k) of the Internal Revenue Code. This retirement plan allows eligible employees to contribute a portion of their income on a pretax basis to the plan, subject to the limitations specified under the Internal Revenue Code. The Company's annual contribution to the plan is at the discretion of the Board of Directors. The Company made no contributions to this plan in 2003, 2002 and 2001.

     New Accounting Pronouncements - In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires disclosure about variable interest entities for which it is reasonably possible that the Company will be required to consolidate or disclose information when the Interpretation becomes effective. The Company has determined that it does not have any variable interest entities which would require consolidation in accordance with FIN 46.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, ("SFAS No. 150"). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 in 2003 did not have an effect on the Company's consolidated financial statements.

     Stock-Based Compensation - In 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This standard provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the standard also requires prominent disclosures in the Company's financial statements about the method of accounting used for stock-based employee compensation, and the effect of the method used when reporting financial statements.

     The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". As permitted by SFAS No. 123, the Company continues to measure compensation for such plans using the intrinsic value based method of accounting, prescribed by Accounting Principles Board ("APB"), Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:


                                              2003            2002           2001
                                              ----            ----           ----

     Net loss attributable to common
     shareholders - as reported         $ (11,049,518)   $ (2,314,361)   $ (4,555,305)

     Stock compensation expense              (118,257)       (136,306)       (210,471)
                                      ----------------- --------------- ---------------
     Net loss - pro forma               $ (11,167,775)   $ (2,450,667)   $ (4,765,776)
                                      ================= =============== ===============
     Net loss per share - basic
       and diluted - as reported              $ (3.25)        $ (2.36)        $ (5.17)
                                      ================= =============== ===============
     Net loss per share - basic
       and diluted - pro forma                $ (3.29)        $ (2.50)        $ (5.41)
                                      ================= =============== ===============


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using assumed risk-free interest rates of 3.79% for the year ended December 31, 2003, 3.63% for the year ended December 31, 2002 and 4.86% for the year ended December 31, 2001 and an expected life of 7 years. The assumed dividend yield was zero. The Company has used a volatility factor of .98 for the year ended December 31, 2003, 1.78 for the year ended December 31, 2002 and 1.24 for the year ended December 31, 2001. For purposes of pro forma disclosure, the estimated fair value of each option is amortized to expense over that option's vesting period.

     Consolidated Statements of Cash Flows - Supplemental noncash investing and financing activities for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                                          2003          2002         2001
     Common stock activities:
        Borrowings from directors converted into
            common stock                               $4,482,500    $     -      $     -
        Accrued interest converted into common stock      438,099          -            -
        Common stock issued in acquisition              1,848,000          -            -
        Common stock issued for acquisition expenses       30,898          -            -
                                                      ------------- ------------ ------------
        Total of noncash common stock activities       $6,799,497    $     -      $     -
                                                      ============= ============ ============
     Preferred stock activities:
        Borrowings from directors converted to
            preferred stock                             $ 745,000    $     -      $     -
        Borrowings from shareholders converted into
            preferred stock                             3,675,000          -            -
        Accrued interest converted into preferred
            stock                                         865,180          -            -
        Issuance of preferred stock in connection
            with issuance of debt                       2,143,120          -            -
                                                      ------------- ------------ ------------
        Total noncash preferred stock activities       $7,428,300    $     -      $     -
                                                      ============= ============ ============
     Dividends declared on Series C & D Convertible
          Preferred Stock                               $ 243,257    $  90,000    $  90,000
                                                      ============= ============ ============
     Value of beneficial conversion feature on Series
          D Convertible Preferred Stock recognized as
          a dividend                                   $7,428,300    $     -      $     -
                                                      ============= ============ ============

     Segments - Prior to the American Caresource  Corporation  acquisition,  the
     Company operated in one segment. As a result of the acquisition, the Company anticipates that it will operate in two segments. Accordingly, the required segment information will be disclosed commencing in 2004.

2.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                        2003        2002

     Computer software               $  686,792  $  665,286
     Computer equipment               1,514,547   1,168,445
     Telephone equipment                365,204     362,887
     Leasehold improvements              64,897      41,504
     Office furniture and equipment     395,720     354,329
                                   ------------- -----------
                                      3,027,160   2,592,451

     Less accumulated depreciation    2,721,609   2,306,705
                                   ------------- -----------

     Property and equipment, net      $ 305,551  $  285,746
                                   ------------- -----------

3.   Debt

     Line of Credit - At December 31, 2003, the Company has borrowings outstanding totaling $3,000,000 under a line of credit, which is the maximum amount available under the line of credit. The amount borrowed is due and payable on July 31, 2005. Interest is due and payable at maturity at a floating rate based upon LIBOR plus 1.75% (effective LIBOR rate at December 23, 2003 was 1.2%). There is a commitment fee of 0.25% per annum on the average daily unused amount of the line of credit to be paid quarterly in arrears. The line of credit is secured by substantially all of the Company's assets and is guaranteed by Dr. Schaffer and Mr. Pappajohn, directors of the Company. In consideration for their guarantees, in February 2004, the Company granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Convertible Preferred Stock, convertible into 475,000 shares of the Company's common stock for $10.00 per preferred share.

     At December 31, 2002, the Company's borrowings outstanding under the line of credit totaled $3,000,000. This line of credit was amended during 2003, the amended terms of which are described in the preceding paragraph.

     Borrowings from directors - Prior to December 31, 2003, the Company had borrowings from Mr. Pappajohn and Dr. Schaffer. At December 31, 2002, such borrowings totaled $5,077,500. The Company borrowed an additional $150,000 from these directors during 2003.

     On December 31, 2003, the Company converted $4,482,500 in debt and $438,099 of accrued interest owed to Mr. Pappajohn and Dr. Schaffer into common stock by issuing 2,928,986 shares of the Company's common stock using a value of $1.68 per common share. Additionally on December 31, 2003, Mr. Pappajohn agreed to convert his remaining debt of $745,000 and accrued interest of $711,110 into 145,611 shares of the Company's Series D Convertible Preferred Stock at a price of $10.00 per preferred share. See
     Note 5.

     Long-Term  Debt  -  Long-term  debt,   which  was  acquired  from  American
     Caresource Corporation, consists of the following at December 31, 2003:

     Unsecured non-interest bearing note to a stockholder, payable in monthly
     installments of $10,127, matured in December 2003                              $    40,507

     Unsecured non-interest bearing obligation to a stockholder, payable in
     monthly installments of $5,000, maturing in April 2004                              15,732

     Unsecured loan at index rate plus 2.5% (6.5%) to a stockholder, due on demand
                                                                                         30,478
     19% obligation assumed and due an individual in connection with the purchase of certain assets, payable in monthly installments of $2,000, matured in
     December 2003                                                                       11,577

     5% unsecured note payable to a client, with principal and interest maturing
     in March 2004                                                                      165,000

     Other                                                                                7,610

     Capital lease obligations (see Note 7)                                              63,508
                                                                                    ------------
     Total debt                                                                         334,412

     Less current portion                                                             (294,117)
                                                                                    ------------
     Total long-term debt                                                           $    40,295
                                                                                    ============

     Scheduled payments in each of the next four years are as follows:

     Year ended December 31,
     ------------------------ --------------
     2004                         $ 294,117
     2005                            21,360
     2006                            12,748
     2007                             6,187
     ------------------------ --------------
     Total                      $   334,412
                              ==============

4.   INCOME TAXES

     There was no income tax expense for the years ended December 31, 2003, 2002 and 2001.

     Income tax expense for the years ended December 31 differed from the U.S. federal income tax rate of 34% as a result of the following:

                                                           2003            2002          2001

     Computed "expected" tax benefit                  $ (1,148,507)    $ (756,283)  $ (1,518,203)

     Change in the valuation allowance
         for deferred tax assets                            487,000        885,000      1,795,000

     Amortization of debt discount is not deductible        728,660              -              -

     State and local income taxes at statutory rates,
         net of federal income tax benefit                 (73,350)      (133,462)      (267,918)

     Other, net                                               6,197          4,745        (8,879)
                                                      -------------- -------------- --------------

                                                         $     -        $     -        $    -
                                                      -------------- -------------- --------------

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, are presented below.

     Deferred income tax assets:                        2003            2002

     Accounts receivable, principally due
       to allowance for doubtful accounts          $     21,000  $      22,000
     Deferred revenue                                   135,000         63,000
     Compensation                                        53,000         40,000
     Net operating loss carryforwards                13,053,000     12,698,000
     Tax credit carryforwards                            75,000         75,000
     Amortization of intangibles                        153,000        112,000
     Other                                               36,000         36,000
                                                   ------------- --------------
          Total gross deferred income tax assets     13,526,000     13,046,000

          Less valuation allowance                 (13,461,000)   (12,974,000)
                                                   ------------- --------------

          Net deferred income tax assets                 65,000         72,000
                                                   ------------- --------------

     Deferred income tax liabilities:

     Property and equipment, principally due to
       differences in depreciation and amortization     (9,000)       (30,000)
     Other                                             (56,000)       (42,000)
                                                   ------------- --------------
          Total gross deferred income tax liability    (65,000)       (72,000)
                                                   ------------- --------------

          Net deferred income taxes                 $     -        $     -
                                                   ------------- --------------

     Management of the Company has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to zero, which represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

     At December 31, 2003 the Company has net operating loss carryforwards of approximately $32,684,000, which are available to offset future taxable income, if any, which begin to expire in 2010. The Company also has investment tax credit carryforwards for federal income tax purposes of approximately $75,000, which are available to reduce future federal income taxes, if any, which begin to expire in 2010. These loss and tax credit carryforwards may be subject to limitation by certain sections of the Internal Revenue Code relating to ownership changes.

5.   PREFERRED STOCK

     On March 31, 2000, the Company completed a private placement of 100,000 shares of newly issued Series C 9% Cumulative Convertible Preferred Stock ("Series C Preferred Stock"), raising $1,000,000 in total proceeds. These shares can be converted at any time by the holder into common stock at a rate of 8 shares of common stock to 1 share of Series C Preferred Stock. In 2003, this rate changed to 10 shares of common stock to 1 share of Series C Preferred Stock. Each share of Series C Preferred Stock has voting rights equivalent to 10 shares of common stock. As of December 31, 2003, the Company has accrued $337,500 in dividends since inception, which was payable to the Series C stockholders.

     During 2003 the Company issued a total of 301,582 shares of Series D 9% Cumulative Convertible Preferred Stock ("Series D Preferred Stock") in connection with certain borrowings during 2003. In accordance with APB Opinion No. 14, a portion of the cash received totaling $2,143,120 was allocated to the preferred stock resulting in a debt discount in the same amount, which was fully amortized by December 31, 2003. Additionally, a beneficial conversion feature has arisen since the value recorded for the preferred stock, which is convertible into common stock, is less than the fair market value of the common stock totaling $5,177,458. While the resulting beneficial conversion feature totals $3,034,338, the Company can only record a beneficial conversion equal to the value of the preferred stock recorded, $2,143,120. Such amount is reflected in the net loss attributable to the common stockholders for the year ended December 31, 2003 because the preferred stock is immediately convertible into the Company's common stock. As of December 31, 2003, the Company has accrued $153,257 in dividends since inception, which was payable to the Series D stockholders.

     On December 31, 2003, $5,285,180 of debt and accrued interest was converted into 528,518 shares of Series D Preferred Stock at a price of $10.00 per share. Because the effective purchase price per common share was $1.00 per share while the fair market value on December 31, 2003 was $2.40 per share, there is a beneficial conversion feature of these Series D Convertible Preferred shares totaling $7,399,252. While the resulting beneficial conversion feature totals $7,399,252, the Company can only record a beneficial conversion equal to the value of the preferred stock recorded, $5,285,180. Such amount is reflected in the net loss attributable to the common stockholders for the year ended December 31, 2003 because the preferred stock is immediately convertible into the Company's common stock.

6.   STOCK OPTIONS AND WARRANTS

     The Company has an Employee Stock Option Plan (the "Stock Option Plan") for the benefit of certain employees, non-employee directors, and key advisors. On December 31, 2003, the stockholders approved an amendment to the Stock Option Plan that increased its authorized shares from 1,680,000 shares on a pre-split basis to 3,500,000 shares after giving effect to the 1 for 12 reverse stock split and increase in the Company's overall authorized capital. On May 2, 2000, the Company filed a Form S-8 registering 1,680,000 of the Stock Option Plan shares, the Company plans to file an amended Form S-8 which will register the full 3,500,000 shares now authorized. Stock options granted under the Stock Option Plan may be of two types: (1) incentive stock options and (2) nonqualified stock options. The option price of such grants shall be determined by a Committee of the Board of Directors (the "Committee"), but shall not be less than the estimated fair market value of the common stock at the date the option is granted. The Committee shall fix the terms of the grants with no option term lasting longer than ten years. The ability to exercise such options shall be determined by the Committee when the options are granted. Generally, outstanding options vest at the rate of 20% per year. During 2001, some grants had a portion of the options vest immediately with the balance of the options vesting at a rate of 20% per year.

     A summary of stock option activity follows:

                                                            Outstanding    Weighted-Average
                                                              Options       Exercise Price

Options outstanding at December 31, 2000                      701,880           $ 1.28

Options granted during the year ended December 31, 2001
  (weighted average fair value of $0.18)                      536,500           $ 0.19

Options forfeited by holders during the year
  ended December 31, 2001                                    (40,840)           $ 1.83

Options outstanding at December 31, 2001                    1,197,540           $ 0.77

Options forfeited by holders during the year
  ended December 31, 2002                                    (82,400)           $ 0.86
                                                           -----------
Options outstanding at December 31, 2002                    1,115,140           $ 0.76

Options granted during the year ended December 31, 2003
  (weighted average fair value of $0.20)                      100,000           $ 0.20

Options forfeited by holders during the year
  ended December 31, 2003                                       (700)           $ 0.09

Options exercised during the year ended December 31, 2003       (400)           $ 0.09
                                                           -----------
Options outstanding at December 31, 2003
  before giving effect to the 1 for 12 reverse stock split  1,214,040           $ 0.78
                                                           ===========
Options outstanding at December 31, 2003
  after giving effect to the 1 for 12 reverse stock split     101,160           $ 9.36
                                                           ===========
Options exercisable at December 31, 2003                       70,565           $ 8.54
                                                           ===========
Options available for grant at December 31, 2003            3,376,917
                                                           ===========

     The following table summarizes information concerning outstanding and exercisable options at December 31, 2003, after giving effect to the 1 for 12 reverse stock split:



                               Options Outstanding                Options Exercisable
                     -------------------------------------   ---------------------------
                                    Weighted
                                     Average     Weighted                      Weighted
                                      Remaining   Average                       Average
        Range of       Number        Contractual Exercise        Number        Exercise
     Exercise Price  Outstanding         Life      Price      Exercisable        Price

     $1.08 - $11.99         65,747       5.73      $ 3.48         51,449       $  3.47

     $12.00 - $23.99        17,250       4.88      $15.20          7,917       $ 17.65

     $22.00 - $33.00        18,163       5.55      $25.24         11,199       $ 25.40
                     --------------                         -------------

                           101,160                                70,565
                     ==============                         =============

7.   COMMITMENTS

     The Company leases an automobile, certain equipment and other office space under non-cancelable lease agreements, which expire at various dates through April 2008.

     Rent expense for office space for the years ended December 31, 2003, 2002 and 2001 was $139,256, $95,508 and $136,045, respectively.

     At December 31, 2003 minimum annual lease payments for operating and capital leases are as follows:

                                             Leases
     Years ending December 31,          Capital   Operating
     --------------------------------- --------- -----------
                       2004            $ 28,467   $ 386,839
                       2005              24,362     324,993
                       2006              14,036     308,783
                       2007               7,040     304,951
                       2008                -        110,888
     Less amount representing interest (10,397)
     --------------------------------- --------- -----------
     Net present value of
     minimum lease payments            $ 63,508  $1,436,454

8.   QUARTERLY RESULTS (UNAUDITED)

     The following is a summary of the unaudited interim results of operations by quarter:

                                                     First     Second       Third      Fourth
     -------------------------------------------------------------------------------------------
     Year ended December 31, 2003:
     Revenues                                     $ 947,679 $ 1,580,037 $ 1,429,692 $ 1,729,885
     Gross margin                                   186,077     395,182     321,916     621,359
     Net loss                                     (505,206) (1,006,198) (1,190,639)   (675,918)
     Net loss attributable to common shareholders (527,706) (2,496,016) (1,858,563) (6,167,233)
     Net loss per common share                       (0.54)      (0.70)      (0.45)      (1.26)

     Year ended December 31, 2002:
     Revenues                                     $ 499,328   $ 542,716   $ 586,100   $ 727,533
     Gross margin                                    11,475      80,990     118,938     229,810
     Net loss                                     (661,521)   (556,519)   (474,147)   (532,174)
     Net loss attributable to common shareholders (684,021)   (579,019)   (496,647)   (554,674)
     Net loss per common share                       (0.70)      (0.59)      (0.51)      (0.57)

Schedule II

                            Patient InfoSystems, Inc.
                        Valuation and Qualifying Accounts
              For the Years Ended December 31, 2003, 2002 and 2001

                                           Balance at                                            Balance at
                                            Beginning                                              End of
                                             of Year         Additions         Deductions           Year
Allowance for Doubtful Accounts:
                                  2003   $     55,000      $        92           $  2,951      $     52,141
                                  2002   $     37,217      $    59,117           $ 41,334      $     55,000
                                  2001   $     48,122      $    15,447           $ 26,352      $     37,217

Deferred Tax Assets Valuation
  Allowance:
                                  2003   $ 12,974,000      $   487,000               -         $ 13,461,000
                                  2002   $ 12,089,000      $   885,000               -         $ 12,974,000
                                  2001   $ 10,294,000      $ 1,795,000               -         $ 12,089,000

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF

ASSETS                                                                     March 31, 2004 December 31, 2003
                                                                           --------------  ----------------
CURRENT ASSETS:
  Cash and cash equivalents                                                $     703,527  $    397,851
  Accounts receivable                                                            878,505       771,258
  Prepaid expenses and other current assets                                      156,900       156,729
                                                                           -------------- -------------
        Total current assets                                                   1,738,932     1,325,838

Property and equipment, net                                                      297,093       305,551

OTHER ASSETS:
  Intangible assets
    (net of accumulated amortization of $633,859 and $586,830)                   438,900       497,893
  Goodwill                                                                     7,004,625     6,981,876
                                                                           -------------- -------------

TOTAL ASSETS                                                               $  9,479,550   $  9,111,158
                                                                           ============== =============

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Bank overdraft                                                                 $     -     $ 189,608
  Accounts payable                                                             1,282,552     1,337,862
  Accrued salaries and wages                                                     518,832       442,299
  Accrued expenses                                                               852,758     1,043,247
  Accrued dividends                                                              699,790       490,756
  Current maturities of long-term debt                                            64,795       294,117
  Deferred revenue                                                               105,689       336,598
                                                                           -------------- -------------
        Total current liabilities                                              3,524,416     4,134,487
                                                                           -------------- -------------

LINE OF CREDIT                                                                 3,000,000     3,000,000
LONG-TERM DEBT                                                                    34,098        40,295

STOCKHOLDERS' DEFICIT:
  Preferred stock - $.01 par value:  shares authorized: 20,000,000
    Series C, 9% cumulative, convertible, issued and outstanding - 75,000
       as of March 31, 2004, 100,000 as of December 31, 2003                         750         1,000
    Series D, 9% cumulative, convertible, issued and outstanding - 840,118
       as of March 31, 2004, 830,100 as of December 31, 2003                       8,401         8,301
  Common stock - $.01 par value:  shares authorized:
     80,000,000; issued and outstanding - 6,024,979 as of March 31, 2004,
        4,960,354 as of December 31, 2003                                         60,250        49,604
  Additional paid-in capital                                                  48,334,726    45,596,684
  Unearned debt issuance cost                                                   (914,000)         -
  Accumulated deficit                                                        (44,569,091)  (43,719,213)
                                                                           -------------- -------------
        Total stockholders' deficit                                            2,921,036     1,936,376
                                                                           -------------- -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                $   9,479,550  $  9,111,158
                                                                           ============== =============

See notes to unaudited consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)
                                             Three Months Ended
                                                 March 31,
                                            2004            2003
                                            ----            ----

REVENUES
  Disease and Demand Management Fees   $   2,344,427   $   947,679
  Ancillary Benefits Management Fees       1,676,510          -
                                       -------------- -------------
       Total revenues                      4,020,937       947,679
                                       -------------- -------------
COSTS AND EXPENSES
  Cost of sales                            3,170,705       761,602
  Sales and marketing                        371,122       242,603
  General and administrative               1,016,861       275,469
  Research and development                    32,607        31,758
                                       -------------- -------------
        Total costs and expenses           4,591,295     1,311,432
                                       -------------- -------------
OPERATING LOSS                              (570,358)     (363,753)
OTHER EXPENSE
  Financing Cost                            (171,375)         -
  Interest expense, net                      (29,966)     (141,453)
                                       -------------- -------------
NET LOSS                                    (771,699)     (505,206)

CONVERTIBLE PREFERRED STOCK DIVIDENDS       (287,214)      (22,500)
                                       -------------- -------------
NET LOSS ATTRIBUTABLE TO
  COMMON STOCKHOLDERS                  $  (1,058,913)  $  (527,706)
                                       ============== =============
NET LOSS PER SHARE - BASIC
   AND DILUTED                         $       (0.20)  $     (0.58)
                                       ============== =============
WEIGHTED AVERAGE COMMON  SHARES            5,348,800       913,002

See notes to unaudited consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                      Three Months    Three Months
                                                                                         Ended            Ended
                                                                                     March 31, 2004  March 31, 2003
OPERATING ACTIVITIES:
  Net loss                                                                             $ (771,699)     $  (505,206)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization                                                        280,687          82,138
      Compensation expense related to warrants                                             223,088            -
      (Increase) decrease in accounts receivable                                          (107,247)         87,946
      (Increase) decrease in prepaid insurance, expenses and other current assets             (171)          2,642
      Decrease in accounts payable                                                         (55,310)        (45,449)
      Increase in accrued salaries and wages                                                76,533          78,562
      (Decrease) increase in accrued expenses                                             (190,489)        128,815
      Decrease in deferred revenue                                                        (230,909)        (31,800)
                                                                                     -------------- ---------------
            Net cash used in operating activities                                         (775,517)       (202,352)
                                                                                     -------------- ---------------
INVESTING ACTIVITIES:
  Property and equipment additions                                                         (41,860)        (18,572)
  Increase in notes receivable                                                                -           (300,000)
                                                                                     -------------- ---------------
          Net cash used in investing activities                                            (41,860)       (318,572)
                                                                                     -------------- ---------------

FINANCING ACTIVITIES:
  Borrowing from directors, net                                                               -            600,000
  Decrease in bank overdraft                                                              (189,608)
  Payment of debt                                                                         (235,519)           -
  Proceeds from the sale of common stock                                                 1,663,180            -
  Expenses related to the sale of common stock                                            (115,000)           -
                                                                                     -------------- ---------------
            Net cash provided by financing activities                                    1,123,053         600,000
                                                                                     -------------- ---------------
NET INCREASE IN CASH AND CASH  EQUIVALENTS                                                 305,676          79,076

CASH AND CASH EQUIVALENTS AT  BEGINNING OF PERIOD                                          397,851           5,011
                                                                                     -------------- ---------------
CASH AND CASH EQUIVALENTS AT  END OF PERIOD                                             $  703,527        $ 84,087
                                                                                        ===========       ========

Supplemental disclosures of non-cash information
  Dividend declared on Convertible Preferred Stock                                      $  209,034        $ 22,500
                                                                                        ===========       ========
  Beneficial conversion feature of Convertible Preferred Stock                          $   78,180
                                                                                        ==========
  Fair market value of:
    Warrants issued as an expense of sale of Common Stock                               $   46,625
                                                                                        ==========
    Warrants issued as acquisition expense                                              $   22,750
                                                                                        ==========
    Warrants issued or debt guarantee                                                   $1,085,375
                                                                                        ==========
    Common Stock issued for services                                                    $   44,250
                                                                                        ==========

See notes to unaudited consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES


     Notes to Unaudited Consolidated Financial Statements for the period ended March 31, 2004

1. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Patient Infosystems Canada, Inc., which ceased operations in January 2001 and American Caresource Holdings, Inc. ("ACS") which was created in December 2003. Significant intercompany transactions and balances have been eliminated in consolidation.

     Acquisition - On December 31, 2003, the Company acquired substantially all the assets and liabilities of American Caresource Corporation for a total purchase price of $5,754,866. The Company recorded this acquisition using the purchase method of accounting and therefore, the operations of ACS are included only since the date of the acquisition.

     The accompanying consolidated financial statements for the three month periods ended March 31, 2004 and March 31, 2003 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003. Certain reclassifications of 2003 amounts have been made to conform to 2004 presentations. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results for the entire year ending December 31, 2004.

     All share and per share information contained herein gives effect to the 1 for 12 reverse stock split which was effective as of January 9, 2004.

     The calculations for the basic and diluted loss per share for the three month periods ended March 31, 2004 and 2003 did not include 1,527,160 and 92,877, respectively, options to purchase shares of common stock nor the common equivalent shares issuable upon conversion of the 100,000 and 915,188, respectively, shares of preferred stock which were outstanding because the effect would have been antidilutive due to the net loss in those periods. The computation of basic and diluted net loss per share is as follows:

                                                    Three Months Ended
                                                        March 31,
                                                   2004              2003
                                                   ----              ----
     Net loss                                 $   (771,699)      $ (505,206)

     Convertible preferred Stock dividends        (287,214)         (22,500)
                                              -------------      -----------
     Net loss attributable to
          Common Stockholders                 $ (1,085,913)      $ (527,706)
                                              -------------      -----------
     Weighted average common shares              5,348,800          913,002
                                              -------------      -----------
     Net loss per share - Basic and diluted   $      (0.20)      $    (0.58)
                                              =============      ===========

     Stock-Based Compensation - In 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This standard provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the standard also requires prominent disclosures in the Company's financial statements about the method of accounting used for stock-based employee compensation, and the effect of the method used when reporting financial statements.

     The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". As permitted by SFAS No. 123, the Company continues to measure compensation for such plans using the intrinsic value based method of accounting, prescribed by Accounting Principles Board ("APB"), Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                            Three Months Ended
                                                March 31,
                                           2004           2003
                                           ----           ----
     Net loss attributable to common
     shareholders - as reported         $1,058,913)    ($527,706)

     Stock compensation expense         (1,161,959)      (26,334)
                                        ------------ -------------
     Net loss - pro forma               (2,220,872)     (554,040)

     Net loss per share - basic
       and diluted - as reported            ($0.20)       ($0.58)
                                        ============ =============
     Net loss per share - basic
       and diluted - pro forma              ($0.42)       ($0.61)
                                        ============ =============
     Weighted average common shares      5,348,800       913,002

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using an assumed risk-free interest rates of 3.31% for the three month period ended March 31, 2004, 3.79% for the year ended December 31, 2003 and an expected life of 7 years. The assumed dividend yield was zero. The Company has used a volatility factor of 113% for the three month period ended March 31, 2004 and 98% for the year ended December 31, 2003. For purposes of pro forma disclosure, the estimated fair value of each option is amortized to expense over that option's vesting period and only the compensation expense related to the three month periods ended March 31, 2003 and 2004 were used to adjust the net loss on a pro forma basis.

2. On December 31, 2003, the Company entered into the Third Addendum to the Second Amended and Restated Credit Agreement with Well Fargo Bank Iowa, N.A., which extended the term of the $3,000,000 credit facility to July 31, 2005. Dr. Schaffer and Mr. Pappajohn, directors of the Company, guaranteed this extension. In consideration of their guarantees, in February 2004 the Company granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Convertible Preferred Stock, convertible into 475,000 shares of the Company's common Stock for $10.00 per preferred share. The Company valued these warrants at $1,085,375 using the Black-Scholes method. The value of these warrants was recorded as unearned debt issuance costs and will be amortized as financing costs over the nineteen month period of the loan guarantee. During the 3 months ended March 31, 2004, the company recorded a financing cost of $171,375.

3. On March 28, 2004, Mr. Pappajohn and Dr. Schaffer signed a letter to the Company in which they made a commitment to obtain the operating funds that the Company believes would be sufficient to fund its operations through January 1, 2005. There can be no assurances given that Mr. Pappajohn or Dr. Schaffer can raise either the required working capital through the sale of the Company's securities or that the Company can borrow the additional amounts needed.

4. During the three month period ended March 31, 2004, the Company issued 814,625 shares of its Common Stock and 4,700 shares of its Series D Convertible Preferred Stock to certain investors in exchange for $1,663,180 which consisted of $1,610,000 of working capital, $53,180 of accrued interest payable and $44,250 of services. The Company incurred $205,875 of costs directly attributable to the sale of its common stock.

     During the three month period ended March 31, 2003, the Company paid $113,625 of expenses by issuing shares of its Common Stock and warrants to purchase shares of its Common Stock. The Company issued 22,125 shares of its Common Stock as payment of $44,250 in consulting expenses and issued warrants to purchase 25,000 shares of its Common Stock at $2.75 per share that were assigned a fair market value of $69,375 using a Black-Scholes valuation method.

     Of the warrants to purchase 25,000 shares of the Company's Common Stock, warrants to purchase 12,500 shares assigned a value of $22,750 were an additional expense related to the purchase of substantially all the assets of and assumption of liabilities from American Caresource Corporation on December 31, 2003. Accordingly, goodwill related to this acquisition was increased by $22,750.

5. During the three months ended March 31, 2004 the Company operated in two segments: (i) Patient Infoystems, which includes disease management, demand management and provider improvement services; and (ii) American Caresource, which includes ancillary benefits management services. Selected financial information on the Company's segments for the three month periods ended March 31, 2004 and 2003 and pro forma combined as if the acquisition had occurred as of January 1, 2003 are presented as follows:

                                                                      March 31,
                                                        2004              2003             2003
                                                                                         Pro Forma
     Revenues
      Patient Infosystems, Inc.                      $    2,344,427     $    947,679    $     947,679
      American Caresource Holdings, Inc.                  1,676,510             -           2,581,617
                                                 ------------------- ---------------- ----------------
     Total revenue                                        4,020,937          947,679        3,529,296

     Cost of goods
      Patient Infosystems, Inc.                           1,526,595          761,602          761,602
      American Caresource Holdings, Inc.                  1,644,110             -           2,999,403

     Selling, General and Administrative
      Patient Infosystems, Inc.                             601,792          549,830          549,830
      American Caresource Holdings, Inc.                    818.798             -             657,391

     Other
      Patient Infosystems, Inc.                             196,772          141,453          141,453
      American Caresource Holdings, Inc.                      4,569             -               5,458
                                                 ------------------- ---------------- ----------------
     Net profit (loss)
      Patient Infosystems, Inc.                              19,268         (505,206)        (505,206)
      American Caresource Holdings, Inc.                   (790,967)            -          (1,080,635)
                                                 ------------------- ---------------- ----------------
     Total net loss                                        (771,699)        (505,206)      (1,585,841)

     Dividends                                             (287,214)         (22,500)        (170,958)
                                                 ------------------- ---------------- ----------------
     Net loss attributable to
      common shareholders                                (1,058,913)        (527,706)      (1,756,799)
                                                 =================== ================ ================
     Net loss per share basic and diluted               $     (0.20)      $    (0.58)      $    (1.92)
                                                 =================== ================ ================
     Weighted average common shares                       5,348,800          913,002          913,002
                                                 =================== ================ ================

6. The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying unaudited consolidated financial statements, the Company incurred a net loss for the three month period ended March 31, 2004 of $771,699 and had negative working capital of $1,785,484 at March 31, 2004. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

     The unaudited consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependant upon its ability to generate sufficient cash flow to meet its obligations. Management is currently assessing the Company's operating structure for the purpose of reducing ongoing expenses, increasing sources of revenue and is negotiating the terms of additional debt or equity financing.

                                AUDITOR'S REPORT

To the Board of Directors
American CareSource Corporation
Irving, Texas

We have audited the accompanying pre-acquisition balance sheet of American CareSource Corporation as of December 31, 2003, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the pre-acquisition financial position of American CareSource Corporation as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.



/s/McGladrey & Pullen LLP

McGladrey & Pullen LLP
Des Moines, Iowa

Independent Auditors' Report


To the Board of Directors and Stockholders of American CareSource Corporation
Irving, Texas

We have audited the accompanying balance sheet of American CareSource Corporation (the Company) as of December 31, 2002 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American CareSource Corporation as of December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP
BDO Seidman, LLP
Dallas, Texas
May 2, 2003, except for Note 2, as to
which the date is December 31, 2003

                         American CareSource Corporation

                                 Balance Sheets


December 31,                                                                  2003             2002
------------------------------------------------------------------------------------------------------
                                                                        (pre-acquisition -
                                                                            See Note 1)
Assets

Current assets
     Cash and cash equivalents                                           $       1,710  $    158,968
     Accounts receivable                                                       486,435       958,334
     Prepaid and other                                                          15,942        17,352
------------------------------------------------------------------------------------------------------
Total current assets                                                           504,087     1,134,654
------------------------------------------------------------------------------------------------------
Property and equipment, net                                                    152,480       207,926
------------------------------------------------------------------------------------------------------

Total assets                                                             $     656,567  $  1,342,580
------------------------------------------------------------------------------------------------------

                                       94


Liabilities and Stockholders' Deficit

Current liabilities
      Excess of outstanding checks over bank balance                     $     189,608  $          -
     Due to service providers                                                  709,982     1,519,757
     Accounts payable and accrued liabilities                                1,263,824     1,190,764
     Current maturities of long-term debt                                    3,844,117       460,823
-----------------------------------------------------------------------------------------------------
Total current liabilities                                                    6,007,531     3,171,344

Long-term debt, less current maturities                                         40,295     2,382,406
-----------------------------------------------------------------------------------------------------
Total liabilities                                                            6,047,826     5,553,750
-----------------------------------------------------------------------------------------------------

Stockholders' Deficit
     Common stock: no par value, 100,000 shares
         authorized; 28,500 shares issued and outstanding as of
         December 31, 2003 and 2002                                          4,500,100     4,500,100
     Additional paid in capital                                              2,422,703             -
      Accumulated deficit                                                 (12,314,062)   (8,711,270)
-----------------------------------------------------------------------------------------------------
Total stockholders' deficit                                                (5,391,259)   (4,211,170)
-----------------------------------------------------------------------------------------------------

Total liabilities and stockholders' deficit                              $     656,567  $  1,342,580
-----------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

                         American CareSource Corporation

                            Statements of Operations

  Years ended December 31,                                     2003                   2002
  -----------------------------------------------------------------------------------------
  Revenues
       Ancillary health                             $     8,706,471       $      9,161,386
       Patient claims                                       457,918                479,754
  -----------------------------------------------------------------------------------------
                                                          9,164,389              9,641,140

  Costs of revenues                                      10,196,728             11,175,947
  -----------------------------------------------------------------------------------------
  Contribution Deficit                                  (1,032,339)            (1,534,807)
  -----------------------------------------------------------------------------------------
  Operating Expenses:
       Selling, general and administrative expenses       2,193,780              2,533,123
       Depreciation and amortization                         85,314                 85,906
  -----------------------------------------------------------------------------------------
  Total Operating Expenses                                2,279,094              2,619,029
  -----------------------------------------------------------------------------------------
  Operating Loss                                        (3,311,433)            (4,153,836)
  Other Expense:
       Interest expense                                     282,204                362,804
       Other                                                  9,155                  3,470
  -----------------------------------------------------------------------------------------
  Net Loss                                          $   (3,602,792)       $    (4,520,110)
  -----------------------------------------------------------------------------------------
  Net Loss Per Share - Basic and Diluted            $      (126.41)       $       (212.17)
  -----------------------------------------------------------------------------------------
  Weighted Average Common Shares Outstanding                 28,500                 21,304
  -----------------------------------------------------------------------------------------

See Notes to Financial Statements.


                         American CareSource Corporation

                       Statements of Stockholders' Deficit


                                  Common Stock                    Accumulated      Additional      Stockholder
                                     Shares           Amount        Deficit       Paid in Capital   Receivable       Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001          20,000  $           100     $ (4,191,160) $             -      $ (72,155) $ (4,263,215)

Change in stockholder receivable           -                -                -                -         72,155        72,155

Net loss                                   -                -       (4,520,110)               -              -    (4,520,110)

Stock issuance                         8,500        4,500,000                -                -              -     4,500,000
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002          28,500        4,500,100       (8,711,270)               -              -    (4,211,170)

Net loss                                   -                -       (3,602,792)               -              -    (3,602,792)

Forgiveness of shareholder debt            -                -                -        2,422,703              -     2,422,703
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003          28,500  $     4,500,100 $    (12,314,062) $     2,422,703      $       -  $ (5,391,259)


See Notes to Financial Statements.


                         American CareSource Corporation

                            Statements of Cash Flows

                           Increase (Decrease) in Cash
Years ended December 31,                                                              2003                  2002
--------------------------------------------------------------------------------------------------------------------
Operating Activities:
     Net loss                                                               $   (3,602,792) $         (4,520,110)
     Adjustments to reconcile net loss to net cash (used in) operating activities:
         Depreciation and amortization                                               85,314                85,906
         Forgiveness of stockholder receivable                                            -                72,155
           Changes in operating assets and liabilities:
              Accounts receivable                                                   471,899             (639,294)
              Prepaid and other current assets                                        1,410               (1,775)
              Due to service providers                                            (809,775)             1,147,568
              Accounts payable and accrued liabilities                               73,060               550,652
--------------------------------------------------------------------------------------------------------------------
Net cash (used in) operating activities                                         (3,780,884)           (3,304,898)
--------------------------------------------------------------------------------------------------------------------
Cash (Used in) Investing Activities,  purchase of
     property and equipment                                                        (29,868)              (96,272)
--------------------------------------------------------------------------------------------------------------------
Cash Provided By Financing Activities:
     Proceeds from long-term debt                                                 3,702,332             3,634,334
     Principal payments on long-term debt                                         (238,446)           (4,592,023)
     Stock issuance                                                                       -             4,500,000
     Increase in excess of outstanding checks over bank balance                     189,608                     -
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                         3,653,494             3,542,311
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                   (157,258)               141,141
Cash and cash equivalents, beginning of year                                        158,968                17,827
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                      $         1,710       $       158,968
--------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
     Cash paid for interest                                                 $       147,727       $       349,153
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
     Equipment purchased with long-term debt                                $             -       $        96,101
     Long-term debt forgiven by shareholder                                       2,422,703                     -
--------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

                         American CareSource Corporation

                          Notes to Financial Statements

1.   Summary of  Significant  Description  of  business

     American CareSource Corporation (ACS) (formerly Health Accounting Policies Data Solutions, Inc.), an Indiana C Corporation, was formed in October 1997. It is in the business of providing national administration, coordination and case management of ancillary healthcare services for employment groups through separate contracts with a national network of providers and it provides administration of patient claims for health care organizations.

     Basis of Presentation - The Company's December 31, 2003 balance sheet is presented just prior to a sale of substantially all of the Company's assets and the assumption of the Company's operating and business related liabilities (See Note 2) which occurred after the close of business on December 31, 2003 in exchange for 1,100,000 shares of common stock of Patient Infosystems, Inc. (PATI). After the transaction, the Company's only recorded assets were the shares of PATI, which will be subsequently distributed to Company shareholders. The Company plans to wind up its affairs and liquidate in 2004.

     Revenue recognition - Ancillary health revenues are reported when services by providers have been authorized and performed and collections from third party payors are reasonably assured. These revenues are recognized on a gross basis, i.e. the revenue recorded is the amount of claims received or expected to be received from third party payors for the performance of services by providers and costs of revenues are recorded for the amount paid or expected to be paid to medical service providers. Patient claims revenues are recognized by the Company as the services are provided at the fee to be received for services rendered.

     Costs of revenues - Costs of ancillary health revenues consist of expenses due to providers for providing employee (patient) services and the related direct labor and overhead of providing such services. The Company is not liable for costs incurred by independent contract service providers until payment is received by the Company from the payors. The Company recognizes actual or estimated liabilities to independent contract service providers as related revenues are recognized.

     Costs of patient claims revenues consist of direct labor and overhead to administer the patient claims.

     Concentration  of revenues - The Company has five customers  which comprise
     the  following   approximate  amounts  of  Company  revenues  and  accounts receivable:

                              2003                                 2002
               ------------------------------------ ---------------------------------
                                          % of                                 % of
                Accounts                 Total       Accounts                 Total
               Receivable   Revenue     Revenue     Receivable   Revenue     Revenue
               ----------------------------------------------------------------------

     Customer A  $102,000  $4,133,000      45%        $ 31,000 $ 2,786,000     29%

     Customer B    90,000   1,066,000      12          140,000   1,499,000     16

     Customer C   110,000   1,032,000      11          294,000   1,797,000     19

     Customer D    69,000     984,000      11          171,000     912,000      9

     Customer E     2,000     557,000       6          128,000   1,063,000     11
               ----------------------------------------------------------------------
                 $373,000  $7,772,000      85%        $764,000 $ 8,057,000     84%
               ======================================================================

     Effective December 19, 2003, Customer A notified the Company that they are terminating their contract for services.

     Cash and cash equivalents - All highly liquid investments with original maturities of twelve months or less are considered to be cash equivalents.

     Accounts receivable - Accounts receivable are reported at amounts expected to be received from third party payors and other customers.

     Because of the nature of the Company's business, all receivable amounts are expected to be colleted, hence, the Company does not have an allowance for doubtful accounts.

     Fair value of financial instruments - The Company's financial instruments include cash, accounts receivable and accounts payable that are carried at cost, which approximates fair value. Notes payable are carried at cost which approximates fair value as these notes were assumed as part of the business combination as discussed in Note 2.

     Property and equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and on the straight-line and accelerated methods for tax purposes. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the lease term, whichever is shorter. Ordinary maintenance and repairs are charged to operations. Expenditures that extend the physical or economic life of property and equipment are capitalized.

     The estimated useful lives of property and equipment are as follows:

                    Leasehold Improvements                5 years
                    Computer Equipment                  3-5 years
                    Furniture and Fixtures                7 years
                    Software                            3-5 years

     The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management's opinion, there is no impairment of such assets at December 31, 2003.

     Stock splits - Effective April 8, 2002, the Company's outstanding shares of common stock increased as a result of a 100:1 stock split. The effect of this increase has been retroactively reflected throughout the accompanying financial statements.

     Earnings Per Common Share - Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding during each of the periods. Since there are no dilutive securities, diluted earnings per share is the same amount.

     Income taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The net deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets or liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Management's estimates and assumptions - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the period. Actual results may differ from such estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.

     New accounting pronouncements - In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. FIN 46 and related interpretations explain how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity, to decide whether to consolidate that entity. The Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN No. 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Interpretation will apply to the Company for its year ending December 31, 2005. Adoption of this standard will not have any immediate effect on the financial statements.

     In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), which amends SFAS 133, Accounting for Derivative Instrument and Hedging Activities, to amend and clarify financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. Adoption of this standard did not have any immediate effect on the Company's financial statements.

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation to the issuer. Adoption of this standard did not have any immediate effect on the Company's financial statements.

2.   Agreement for Sale of Assets

     Effective after the close of business on December 31, 2003, the Company and PATI executed an Asset Purchase Agreement (the Agreement) dated September 23, 2002 (as further amended on April 10, 2003, July 30, 2003, October 8, 2003 and December 23, 2003). Under the Agreement, the Company exchanged substantially all of its assets and liabilities in exchange for 1,100,000 shares of PATI stock in a tax-free reorganization. PATI is a public company, listed under the symbol of PATY. The 1,100,000 shares of PATI common stock represent approximately 12% of PATI's outstanding common stock on a fully diluted basis.

     The Purchase Agreement includes all of the Company assets used in its business and all of the operating and business related liabilities, as defined in the Agreement. The liabilities retained by the Company include liabilities known to the Company or its shareholders and not disclosed to PATI, obligations to pay taxes, and claims or liabilities based upon or arising out of the purchase or sale of newly issued PATI securities. The Company believes there are no such liabilities. The Company has previously issued warrants for the purchase of Company stock to PATI, exercisable only if the Agreement was terminated. The execution of the Agreement caused immediate expiration of these warrants.

3.   Property and Equipment

     Property and equipment consist of the following:

     December 31,                              2003                  2002
     ----------------------------------------------------------------------
     Computer equipment             $       327,489   $           213,330
     Software                                20,056                18,326
     Furniture and fixtures                  40,666               120,693
     Leasehold improvements                  12,313                12,313
     ----------------------------------------------------------------------
                                            400,524               364,662
     Less accumulated depreciation
         and amortization                 (248,044)             (156,736)
     ----------------------------------------------------------------------
                                    $       152,480   $           207,926
     ----------------------------------------------------------------------

     Included in property and equipment are capitalized leases as follows:

     December 31,                              2003                  2002
     ----------------------------------------------------------------------
     Computer equipment             $        99,182   $            99,182

     Less accumulated amortization         (41,541)              (17,337)
     ----------------------------------------------------------------------
                                    $        57,641   $            81,845
     ----------------------------------------------------------------------


4.   Letter of Credit

     The Company had outstanding irrevocable standby letters of credit (LOC's) of $1,000,000 and $500,000 at December 31, 2003 and 2002, respectively.
     These LOC's act as a guarantee of payment to a certain third party in accordance with specified terms and conditions. As of December 31, 2003, there have been no draws on these LOC's. The LOC's are unconditionally guaranteed by certain stockholders of the Company and expire in April and May 2004.

5.   Line of Credit

     On July 7, 2000, the Company entered into two separate line of credit agreements each totaling $400,000 with a scheduled expiration date of January 31, 2002. Both lines of credit bore interest at the bank's index rate (4.75% at December 31, 2001). Both lines of credit were unconditionally guaranteed by an officer/stockholder of the Company.

     On February 12, 2002, the Company was notified of a default and acceleration of the drawn amount owed from both of the lenders. Effective May 9, 2002, a stockholder of the Company purchased the lines of credit from the financial institutions for the outstanding amount owed by the Company in the principal of $383,913 plus accrued interest and late fees. As of December 31, 2002, this debt is included in the balance of the 10% subordinated note payable to a stockholder.

     On October 8, 2003 the stockholder forgave the entire amount of the debt totaling $2,422,703 as part of the PATI Sale of Assets Agreement. Such amount was added to the additional paid in capital.

6.   Long-Term Debt Long-term debt consists of the following:

     December 31,                                           2003                 2002
     ------------------------------------------------------------------------------------

     Index rate plus 3.0% (7.0%) note payable
     to PATI, due on demand and collateralized
     by all intangible and tangible assets
                                                   $     3,550,000    $         200,000

     10% subordinated note payable to a
     stockholder, with principal and interest
     due at maturity, maturing in March 2007.                    -            2,302,675
     On October 8, 2003 shareholder forgave
     $2,422,703 note as part of PATI merger

     Unsecured non-interest bearing note to a
     stockholder, payable in monthly
     installments of $10,127, maturing in
     December 2003                                          40,507              121,520

     Unsecured non-interest bearing obligation
     to a stockholder, payable in monthly
     installments of $5,000, maturing in April
     2004                                                   15,732               75,732

     Unsecured loan at index rate plus 2.5%
     (6.5%) to a stockholder, due on demand                 30,478               33,540

     19% obligation assumed and due an individual in
     connection with the purchase of certain assets,
     payable in monthly installments of $2,000,
     maturing
     in December 2003                                       11,577               24,057

     5% unsecured note payable to a client,
     with principal and interest maturing in
     March 2004                                            165,000                    -

     Other                                                   7,610                    -

     Capital lease obligations (Note 8)                     63,508               85,705
     ------------------------------------------------------------------------------------
                                                         3,884,412            2,843,229

     Less current maturities                           (3,844,117)            (460,823)
     ------------------------------------------------------------------------------------
     Long-term debt, less current maturities       $        40,295    $       2,382,406
     ------------------------------------------------------------------------------------

     Scheduled payments in each of the next five years and thereafter on the debt and capital lease obligations are as follows:

                                Related         Unrelated
                                 Party            Party           Total
     Year ended December 31,      Debt            Debt             Debt
     -------------------------------------------------------------------------
     2004                   $    3,606,239   $     237,878   $    3,844,117
     2005                                -          21,360           21,360
     2006                                -          12,748           12,748
     2007                                -           6,187            6,187
     -------------------------------------------------------------------------
                            $    3,606,239   $     278,173   $    3,884,412
     -------------------------------------------------------------------------

7.   Income Taxes

     Differences between financial accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes.

     The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109 and consisted of the following components:

     December 31                                   2003             2002
     Deferred tax assets:
          Operating loss carryforward  $      2,316,000  $     1,904,000
          Goodwill                              378,000          408,000
          Accrued vacation                       26,000           27,000
          Other                                  16,000            8,000
     --------------------------------------------------------------------
                                              2,736,000        2,347,000
          Valuation allowance               (2,736,000)      (2,347,000)
     --------------------------------------------------------------------
                                       $              -  $             -
     --------------------------------------------------------------------

     The valuation allowance increased $389,000 and $1,525,000 during the years ended December 31, 2003 and 2002, respectively.

     The  Company  has  a  net  operating  loss  carryforward  of  approximately
     $6,812,000 which begins to expire in 2021. Upon consummation of the transaction referred to in Note 2, the future utilization of the net operating loss carryforward may be limited.

8.   Commitments and Contingencies

     Operating leases
     The Company leases office space from a related party under a non-cancelable lease agreement that expires in April 2008. The Company leases an automobile, certain equipment and other office space under non-cancelable lease agreements, which expire at various dates through April 2008.

     At December 31, 2003 minimum annual lease payments for operating and capital leases are as follows:


                                                           Operating Leases
                                                ---------------------------------------
                                    Capital      Related      Unrelated
     Years Ending December 31,       Leases       Party         Party        Total
     ----------------------------------------------------------------------------------
     2004                         $   28,467  $    252,301  $    61,450  $    338,402
     2005                             24,362       252,301       54,980       324,993
     2006                             14,036       252,301       45,922       308,783
     2007                              7,040       252,301       45,922       304,951
     2008                                  -        84,100       26,788       110,888
     ----------------------------------------------------------------------------------
     Total minimum lease payments
                                      73,905  $  1,093,304  $   235,062  $  1,388,017
                                             ------------------------------------------
     Less- amount representing
     interest                       (10,397)
     ----------------------------------------
     Net present value of future
     minimum lease payments       $   63,508
     ----------------------------------------

     Rent expense related to operating leases was approximately $270,000 and $298,000 for the years ended December 31, 2003 and 2002, respectively. The Company incurred related party rent expense for its corporate offices totaling approximately $258,000 and $235,000 for the years ended December 31, 2003 and 2002, respectively.

     Employment  Agreements
     The Company has executed employment agreements with three officers and one employee effective through various dates from December 2004 to September 2005, providing for minimum annual salaries and incentives.

     Contingencies
     The Company is party to certain complaints arising from certain former employees. Management believes that the ultimate resolution of these complaints will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

9.   Related Party Transactions

     See Notes 4, 5 and 6 for information regarding related party debt. See Note 8 for information regarding related party leases and commitments.

     A stockholder was paid independent contractor fees in the amount of $120,000, debt payments in the amount of $60,000 as well as other out-of-pocket expenses in each of the years ended December 31, 2003 and 2002.

     The stockholder receivable in the amount of $72,155 at December 31, 2001 was written-off to salary expense during 2002.

10.  Basic and Diluted Loss per Share

     The calculations for the basic and diluted loss per share were based upon loss attributable to common shareholders of $3,602,792 and $4,520,110 and a weighted average number of common shares outstanding of 28,500 and 21,304 for the years ended December 31, 2003 and 2002, respectively. No options or warrants were outstanding for the years ended December 31, 2003 and 2002.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     Patient Infosystems has closed an agreement to acquire substantially all of the assets and substantially all of the liabilities of ACS (the "Acquisition") in exchange for 1,100,000 shares of Patient Infosystems common stock, after giving effect to the 1 for 12 reverse stock split. The following unaudited pro forma combined condensed financial statements give effect to the Acquisition to be accounted for by the purchase method of accounting.

     The consolidated balance sheet for the year ended December 31, 2003 presented in the audited financial statements of Patient Infosystems gives effect to the business combination.

     The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the audited historical statements of operations of Patient Infosystems and ACS for the year ended December 31, 2003 giving effect to the Acquisition as though it had occurred on January 1, 2003.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of 2003, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form SB-2. The unaudited pro forma information should be read in conjunction with the accompanying notes thereto, Patient Infosystems' historical financial statements and ACS' historical financial statements and related notes included elsewhere.

     In accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations," a portion of the purchase consideration has been attributed to the intangible assets of ACS and will be amortized over the life of those assets, estimated at five years for the purposes of the pro forma presentation. The actual value of these intangible assets may change significantly based upon the final determination of valuation. Any change in the valuation will be offset by a change in goodwill.

     The pro forma presentation contemplates a purchase consideration of 1,100,000 shares of Patient Infosystems common stock with an assumed value of $1,848,000. In addition, the pro forma presentation gives effect to a private placement of $3.675 million of Series D Preferred Stock which was a condition of the Asset Purchase Agreement.

              Pro Forma Combined Condensed Statement of Operations
                      For the Year Ended December 31, 2003

                                        Patient
                                      Infosystems          ACS        Adjustments          Pro Forma

REVENUES                                 $ 5,687,293     $9,164,389                         $14,851,682
                                     ---------------- --------------                     ---------------
COSTS AND EXPENSES:
  Cost of revenue                          4,162,759     10,196,728          92,400  a       14,451,887
  Selling, general and administrative      2,019,759      2,279,094                           4,298,853
  Research and development                   131,782              -                             131,782
                                     ---------------- --------------                     ---------------
  Total costs and expenses                 6,314,300     12,475,822                          18,882,522
                                     ---------------- --------------                     ---------------
OPERATING LOSS                             (627,007)    (3,311,433)                         (4,030,840)

Other expense                            (2,750,954)      (291,359)         120,028  b      (2,922,285)
Provision for taxes                                -              -                                   -
                                     ---------------- --------------                     ---------------
NET LOSS                                $(3,377,961)   $(3,602,792)                        $(6,953,125)

CONVERTIBLE PREFERRED STOCK DIVIDENDS    (7,671,557)              -       (593,833)  c      (8,265,390)
                                     ---------------- --------------                     ---------------
NET LOSS ATTRIBUTABLE TO
 COMMON STOCKHOLDERS                  $ (11,049,518)   $(3,602,792)                       $(15,218,515)
                                     ================ ==============                     ===============
NET LOSS PER SHARE - BASIC
AND DILUTED                                  $(3.25)                                            $(4.48)
                                     ---------------- --------------                     ---------------
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                         3,399,616                                          3,399,616
                                     ---------------- --------------                     ---------------

                                  Notes to the
              Pro Forma Combined Condensed Statement of Operations
                      For the Year Ended December 31, 2003

   NOTES

     a Pro forma amortization of identifiable intangible assets that results from the acquisition based upon an estimated life of the ACS intangible assets of five years.

     b Pursuant to Amendment No. 2 to the Amended and Restated Agreement for Purchase and Sale of Assets, $2,419,064 consisting of ACS notes payable and all interest due on such notes, are liabilities that will not be acquired. Accordingly, $120,028 of interest expense recognized for this debt for the year ended December 31, 2003 has been eliminated for pro forma purposes.

     c The Company declared $153,257 of dividends for the outstanding Series D Preferred Stock during the year ended December 31, 2003. If the 830,100 shares had been outstanding for all of 2003, the Company would have declared annual dividends of $747,090 to these shareholders.